Exhibit 2.1

EXECUTION COPY

DATED JUNE 15, 2014

COVIDIEN PUBLIC LIMITED COMPANY,

MEDTRONIC, INC.,

KALANI I LIMITED,

MAKANI II LIMITED,

AVIATION ACQUISITION CO., INC.

AND

AVIATION MERGER SUB, LLC

TRANSACTION AGREEMENT

CONTENTS

1.	INTERPRETATION		1

	1.1	Definitions	1

	1.2	Construction	18

	1.3	Captions	19

	1.4	Time	19

2.	RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND COVIDIEN EQUITY AWARD HOLDER PROPOSAL		19

	2.1	Rule 2.5 Announcement	19

	2.2	Scheme	20

	2.3	Change in Shares	21

	2.4	Covidien Equity Award Holder Proposal	21

3.	IMPLEMENTATION OF THE SCHEME; MEDTRONIC SHAREHOLDERS MEETING		21

	3.1	Responsibilities of Covidien in Respect of the Scheme	21

	3.2	Responsibilities of Holdco, IrSub and Medtronic in Respect of the Scheme	24

	3.3	Mutual Responsibilities of the Parties	25

	3.4	Dealings with the Panel	26

	3.5	No Scheme Amendment by Covidien	27

	3.6	Switching to a Takeover Offer	28

	3.7	Preparation of Joint Proxy Statement and Form S-4; Medtronic Shareholders Meeting	30

4.	EQUITY AWARDS		32

	4.1	Covidien Options	32

	4.2	Covidien Share Awards	33

	4.3	Other Actions in Connection With Assumption of Covidien Options and Covidien Share Awards	34

	4.4	Assumption of Medtronic Share Plans	34

	4.5	Reasonable Best Efforts	34

	4.6	Amendment of Articles	35

	4.7	Fractional Entitlements	35

	4.8	Covidien ESPP	35

i

5.	COVIDIEN AND MEDTRONIC CONDUCT		35

	5.1	Conduct of Business by Covidien	35

	5.2	Conduct of Business by Medtronic	41

	5.3	Non-Solicitation Applicable to Covidien	43

	5.4	Non-Solicitation Applicable to Medtronic	49

6.	REPRESENTATIONS AND WARRANTIES		53

	6.1	Covidien Representations and Warranties	53

	6.2	Medtronic Representations and Warranties	73

7.	ADDITIONAL AGREEMENTS		92

	7.1	Investigation	92

	7.2	Consents and Regulatory Approvals	93

	7.3	Directors’ and Officers’ Indemnification and Insurance	98

	7.4	Employment and Benefit Matters	101

	7.5	Tax Matters	103

	7.6	Stock Exchange Listing	103

	7.7	Holdco Board of Directors	103

	7.8	Financing	104

	7.9	Rule 16b-3 Actions	104

	7.10	Financing Cooperation	104

	7.11	Creation of Distributable Reserves	106

	7.12	Certain Holdco Shareholder Resolutions	107

	7.13	Medtronic Parties’ Obligations	107

	7.14	Transaction Litigation	108

	7.15	Dividends	108

8.	COMPLETION OF ACQUISITION AND MERGER		108

	8.1	Completion	108

	8.2	Merger	111

	8.3	Medtronic Share Awards	116

9.	TERMINATION		118

	9.1	Termination	118

	9.2	Certain Effects of Termination	120

10.	GENERAL		121

	10.1	Announcements	121

	10.2	Notices	121

ii

10.3	Assignment	123

10.4	Counterparts	123

10.5	Amendment	123

10.6	Entire Agreement	124

10.7	Inadequacy of Damages	124

10.8	Remedies and Waivers	124

10.9	Severability	124

10.10	No Partnership and No Agency	125

10.11	Further Assurance	125

10.12	Costs and Expenses	125

10.13	Governing Law and Jurisdiction	125

10.14	Third Party Beneficiaries	127

10.15	Non Survival of Representations and Warranties	127

iii

THIS TRANSACTION AGREEMENT is made on June 15, 2014

AMONG:

(1)	Medtronic, Inc., a corporation incorporated in the State of Minnesota (hereinafter called “Medtronic”),

(2)	Kalani I Limited, a private limited company incorporated in Ireland with registered number 545333 having its registered office at 25–28 North Wall Quay, Dublin 1, Ireland (hereinafter called “Holdco”),

(3)	Makani II Limited, a private limited company incorporated in Ireland with registered number 545354 having its registered office at 25–28 North Wall Quay, Dublin 1, Ireland (hereinafter called “IrSub”),

(4)	Aviation Acquisition Co., Inc., a corporation incorporated in the State of Minnesota (hereinafter called “U.S. AcquisitionCo”),

(5)	Aviation Merger Sub, LLC, a limited liability company formed in the State of Minnesota (hereinafter called “MergerSub”), and

(6)	Covidien public limited company, a public limited company incorporated in Ireland with registered number 466385 having its registered office at 20 on Hatch, Lower Hatch Street, Dublin 2, Ireland (hereinafter called “Covidien”).

RECITALS:

(A)	Medtronic has agreed to make a proposal to cause Holdco and IrSub to acquire Covidien on the terms set out in the Rule 2.5 Announcement (as defined below).

(B)	This Transaction Agreement (this “Agreement”) sets out certain matters relating to the conduct of the Acquisition (as defined below) and the Merger (as defined below) that have been agreed by the Parties (as defined below).

(C)	The Parties intend that the Acquisition will be implemented by way of the Scheme (as defined below), although this may, subject to the consent (where required) of the Panel (as defined below), be switched to a Takeover Offer (as defined below) in accordance with the terms set out in this Agreement.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following words and expressions shall have the meanings set opposite them:

“Acquisition”, the proposed acquisition by Holdco and IrSub of Covidien by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to this Agreement (whether by way of the Scheme or the Takeover Offer) (including the issuance by Holdco of the aggregate Share Consideration and payment by Holdco and IrSub of their respective portions of the aggregate Cash Consideration pursuant to the Scheme or the Takeover Offer), as described in the Rule 2.5 Announcement and provided for in this Agreement;

“Act”, the Companies Act 1963, as amended;

“Acting in Concert”, shall have the meaning given to that term in the Irish Takeover Panel Act 1997, as amended;

“Actions”, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlement or enforcement actions by, from or before any Relevant Authority;

“Affiliate”, in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise) (provided that (i) the Medtronic Merger Parties shall be deemed to be Affiliates of Medtronic for purposes of this Agreement, and (ii) prior to Completion, the Medtronic Merger Parties shall not be deemed to be Affiliates of Covidien for purposes of this Agreement);

“Agreed Form”, in relation to any document, the form of that document which has been agreed to by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Antitrust Laws”, shall have the meaning given to that term in Clause 7.2(d);

“Applicable Withholding Amount”, such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the payment made in connection with the cancellation or conversion of a Covidien Option or Covidien Share Award or the payment of any dividend equivalents, as applicable;

“Articles of Merger”, shall have the meaning given to that term in Clause 8.2(b);

“Bribery Act”, the United Kingdom Bribery Act 2010;

“Bribery Legislation”, all and any of the following: the FCPA; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act

1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Covidien Group or the Medtronic Group (as applicable) operates;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cash Consideration”, US$35.19 per Covidien Share;

“CERCLA”, shall have the meaning given to that term in Clause 6.1(h);

“Clearances”, all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party in connection with the implementation of the Merger, the Scheme and/or the Acquisition;

“COBRA”, shall have the meaning given to that term in Clause 6.1(i)(i);

“Code”, the United States Internal Revenue Code of 1986, as amended;

“Companies Acts”, the Companies Acts 1963 to 2005 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies (Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009, the Companies (Amendment) Act 2012 and the Companies (Miscellaneous Provisions) Act 2013, all enactments which are to be read as one with, or construed or read together as one with, the Companies Acts and every statutory modification and re-enactment thereof for the time being in force;

“Completion”, completion of the Acquisition and the Merger;

“Completion Date”, shall have the meaning given to that term in Clause 8.1(a)(i);

“Concert Parties”, such persons as are deemed to be Acting in Concert with Medtronic pursuant to Rule 3.3 of Part A of the Takeover Rules;

“Conditions”, the conditions to the Scheme and the Acquisition set out in paragraphs 1, 2, 3, 4 and 5 of Appendix III of the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Confidentiality Agreement”, the confidentiality agreement between Covidien and Medtronic dated as of April 23, 2014, as it may be amended from time to time;

“Court Hearing”, the hearing by the High Court of the Petition to sanction the Scheme under Section 201 of the Act;

“Court Meeting”, the meeting or meetings of the Covidien Shareholders (and any adjournment thereof) convened by order of the High Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Court Order”, the order or orders of the High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of capital that forms part of it under Sections 72 and 74 of the Act;

“Covidien”, shall have the meaning given to that term in the Preamble;

“Covidien Alternative Proposal”, shall have the meaning given to that term in Clause 5.3(g);

“Covidien Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Covidien Group or which the Covidien Group is obligated to sponsor, maintain or contribute to;

“Covidien Board”, the board of directors of Covidien;

“Covidien Capitalisation Date”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Covidien Change of Recommendation”, shall have the meaning given to that term in Clause 5.3(c);

“Covidien Directors”, the members of the board of directors of Covidien;

“Covidien Disclosure Schedule”, shall have the meaning given to that term in Clause 6.1;

“Covidien Distributable Reserves Resolution”, shall have the meaning given to that term in Clause 7.11(a);

“Covidien Employees”, the employees of Covidien or any Subsidiary of Covidien who remain employed after the Effective Time;

“Covidien Equity Award Holder Proposal”, the proposal of Medtronic to the Covidien Equity Award Holders to be made in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Covidien Share Plan;

“Covidien Equity Award Holders”, the holders of Covidien Options and/or Covidien Share Awards;

“Covidien ESPP”, shall have the meaning given to that term in Clause 4.8;

“Covidien Euro-Denominated Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Covidien Exchange Fund”, shall have the meaning given to that term in Clause 8.1(d)(i);

“Covidien Group”, Covidien and all of its Subsidiaries;

“Covidien Healthcare Laws”, shall have the meaning given to that term in Clause 6.1(m)(ii);

“Covidien Indemnified Parties” (and “Covidien Indemnified Party”), shall have the meaning given to that term in Clause 7.3(c);

“Covidien Leased Real Property”, shall have the meaning given to that term in Clause 6.1(q)(ii);

“Covidien Material Adverse Effect”, such event, development, occurrence, state of facts or change that has (1) a material adverse effect on the ability of the Covidien Group to consummate the transactions contemplated hereby or (2) a material adverse effect on the business, operations or financial condition of Covidien and its Subsidiaries, taken as a whole, but, in the case of this clause (2), shall not include (a) events, developments, occurrences, states of facts or changes to the extent arising from (i) changes generally affecting the medical device or medical supplies industries or the segments thereof in which Covidien and its Subsidiaries operate in the United States or elsewhere, (ii) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Covidien or any of its Subsidiaries), (iv) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or U.S. GAAP or other accounting standards (or interpretations thereof) (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Covidien is disproportionately affected relative to other similarly situated companies) or (v) actions of Covidien or any of its Subsidiaries which Medtronic has expressly requested in writing; or (b) any decline in the stock price of the Covidien Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Covidien Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement, including any litigation arising therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Covidien’s representations and warranties in Clause 6.1(c)(iii));

“Covidien Material Contracts”, shall have the meaning given to that term in Clause 6.1(t)(i);

“Covidien Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.1(a);

“Covidien Option”, an option to purchase Covidien Shares;

“Covidien Owned Real Property”, shall have the meaning given to that term in Clause 6.1(q)(i);

“Covidien Permits”, shall have the meaning given to that term in Clause 6.1(g)(ii);

“Covidien Permitted Lien”, shall have the meaning given to that term in Clause 6.1(q)(i);

“Covidien Preferred Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Covidien Product”, all Products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by Covidien or any of its Subsidiaries and all Products (if any) with respect to which Covidien or any of its Subsidiaries has royalty rights;

“Covidien Regulatory Agency”, shall have the meaning given to that term in Clause 6.1(m)(i);

“Covidien Regulatory Permits”, shall have the meaning given to that term in Clause 6.1(m)(i);

“Covidien Rollover Option”, shall have the meaning given to that term in Clause 4.1;

“Covidien Rollover Share Award”, shall have the meaning given to that term in Clause 4.2(b).

“Covidien SEC Documents”, shall have the meaning given to that term in Clause 6.1(d)(i);

“Covidien Share Award”, an award denominated in Covidien Shares, other than a Covidien Option;

“Covidien Share Plan”, the Covidien Stock and Incentive Plan;

“Covidien Shareholder Approval”, (i) the approval of the Scheme by a majority in number of the Covidien Shareholders representing three-fourths (75 per cent.) or more in value of the Covidien Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Covidien Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

“Covidien Shareholders”, the holders of Covidien Shares;

“Covidien Shares”, the ordinary shares of US$0.20 each in the capital of Covidien;

“Covidien Superior Proposal”, shall have the meaning given to that term in Clause 5.3(h);

“Covidien Superior Proposal Notice”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Divestiture Action”, shall have the meaning given to that term in Clause 7.2(g);

“Draft Medtronic 2014 10-K”, shall have the meaning given to that term in Clause 6.2(d)(i);

“Effective Date”, the date on which the Scheme becomes effective in accordance with its terms;

“Effective Time”, the time on the Effective Date at which the Court Order and a copy of the minute required by Section 75 of the Act are registered by the Registrar of Companies;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Covidien, changes to the articles of association of Covidien and such other matters as Covidien reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Medtronic (such approval not to be unreasonably withheld, conditioned or delayed);

“End Date”, March 15, 2015; provided, that if as of such date all Conditions (other than (i) Conditions 2(c), 2(d), 3(c), 3(d) and 3(e) and (ii) Condition 3(g) (if, in the case of this clause (ii), the reason for the failure of such Condition is an injunction, order or prohibition under any Antitrust Law) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be June 15, 2015;

“Environmental Laws”, shall have the meaning given to that term in Clause 6.1(h);

“Environmental Liability”, shall have the meaning given to that term in Clause 6.1(h);

“Environmental Permits”, shall have the meaning given to that term in Clause 6.1(h);

“Equity Award Conversion Ratio”, the sum of (a) the Exchange Ratio and (b) the quotient obtained by dividing (i) the Cash Consideration by (ii) the VWAP of Medtronic Shares;

“ERISA”, the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

“Evaluation Material”, shall have the meaning given to that term in the Confidentiality Agreement;

“Exchange Act”, the United States Securities Exchange Act of 1934, as amended;

“Exchange Agent”, the bank or trust company appointed by Medtronic (and reasonably acceptable to Covidien) to act as exchange agent for the payment of the Scheme Consideration and Merger Consideration;

“Exchange Ratio”, shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Existing Bonds”, shall mean the 1.35% senior notes due May 2015 and the 2.80% senior notes due June 2015 issued by Covidien International Finance S.A.;

“Expenses Reimbursement Agreement”, the expenses reimbursement agreement dated as of the date hereof between Medtronic and Covidien, the terms of which have been approved by the Panel;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Covidien Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“FCPA”, United States Foreign Corrupt Practices Act of 1977, as amended;

“FDA”, United States Food and Drug Administration;

“FDCA”, United States Food, Drug and Cosmetic Act of 1938, as amended;

“Financing”, third-party debt financing that is necessary, or that is otherwise incurred or intended to be incurred by any of Holdco, Medtronic, any of the Medtronic Merger Parties or any of the Subsidiaries of Medtronic, to refinance or refund any existing indebtedness for borrowed money of Covidien, Medtronic or any of their respective Subsidiaries in each case in connection with the transactions contemplated hereby, or to fund the Cash Consideration payable by Holdco and/or IrSub in the Scheme, including the offering or private placement of debt securities;

“Financing Information”, shall have the meaning given to that term in Clause 7.10(a);

“Financing Sources”, the entities that have committed to provide or arrange the Financing, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, but excluding in each case, for the avoidance of doubt, the Parties and their Subsidiaries, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns;

“Form S-4”, shall have the meaning given to that term in Clause 3.7(a);

“Fractional Entitlements”, shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Government Official”, (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii) of this definition;

“Governmental Entity”, (i) any Relevant Authority, (ii) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any Relevant Authority, or (iii) any political party;

“Group”, in relation to any Party, such Party and its Subsidiaries;

“Hazardous Substance”, shall have the meaning given to that term in Clause 6.1(h);

“High Court”, the High Court of Ireland;

“Holdco”, shall have the meaning given to that term in the Preamble;

“Holdco Board”, the board of directors of Holdco;

“Holdco Distributable Reserves Creation”, shall have the meaning given to that term in Clause 7.11(a);

“Holdco Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“Holdco Shares”, the ordinary shares of US$0.0001 nominal value each in the capital of Holdco;

“Holdco Subscriber Shares”, the seven Holdco Shares in issue at the date of this Agreement;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Indemnified Parties”, shall have the meaning given to that term in Clause 7.3(d);

“Intellectual Property”, shall have the meaning given to that term in Clause 6.1(p);

“Intervening Event”, with respect to Covidien or Medtronic, as applicable, a material event, development, occurrence, state of facts or change that was not known to the Covidien Board or the Medtronic Board, as applicable, on the date of this Agreement, which event, development, occurrence, state of facts or change becomes known to the Covidien Board or the Medtronic Board, as applicable, before the Covidien Shareholder Approval or the Medtronic Shareholder Approval, as applicable; provided, that in no event (i) shall any action taken by either Party pursuant to and in compliance with the affirmative covenants set forth in Clause 7.2 of this Agreement, and the consequences of any such action, constitute an Intervening Event, (ii) shall the receipt, existence of or terms of any Covidien Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Covidien, and (iii) shall the receipt, existence of or terms of any Medtronic Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Medtronic;

“Ireland” or “Republic of Ireland”, the island of Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly;

“IRS”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“IrSub”, shall have the meaning given to that term in the Preamble;

“Joint Proxy Statement”, shall have the meaning given to that term in Clause 3.7(a);

“knowledge”, in relation to Covidien, the actual knowledge, after due inquiry, of the executive officers of Covidien listed in Clause 1.1(a) of the Covidien Disclosure Schedule, and in relation to Medtronic, the actual knowledge, after due inquiry, of the executive officers of Medtronic listed in Clause 1.1(a) of the Medtronic Disclosure Schedule;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Relevant Authority;

“Lien”, shall have the meaning given to that term in Clause 6.1(c)(iii);

“Mallinckrodt Spinoff”, the distribution by Covidien of the ordinary shares of Mallinckrodt plc pursuant to that certain Separation and Distribution Agreement by and between Covidien and Mallinckrodt plc dated as of June 28, 2013, and the related restructuring transactions described in the Plan of Reorganization (as defined in such Separation and Distribution Agreement);

“Marketing Material”, shall have the meaning given to that term in Clause 7.10(a);

“MBCA”, the Minnesota Business Corporation Act, as amended;

“Medtronic”, shall have the meaning given to that term in the Preamble;

“Medtronic Alternative Proposal”, shall have the meaning given to that term in Clause 5.4(g);

“Medtronic Articles of Incorporation”, shall have the meaning given to that term in Clause 6.2(a);

“Medtronic Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Medtronic Group or which the Medtronic Group is obligated to sponsor, maintain or contribute to;

“Medtronic Board”, the board of directors of Medtronic;

“Medtronic Book Entry Shares”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Medtronic Bylaws”, the Bylaws of Medtronic;

“Medtronic Capitalisation Date”, shall have the meaning given to that term in Clause 6.2(b)(i);

“Medtronic Certificates”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Medtronic Change of Recommendation”, shall have the meaning given to that term in Clause 5.4(c);

“Medtronic Closing Price”, the closing sale price of a Medtronic Share on the NYSE as reported by The Wall Street Journal on the day on which the Effective Time occurs, or if there is no trading on such date, on the immediately preceding trading day;

“Medtronic Directors”, the members of the board of directors of Medtronic;

“Medtronic Disclosure Schedule”, shall have the meaning given to that term in Clause 6.2;

“Medtronic Distributable Reserves Resolution”, shall have the meaning given to that term in Clause 7.11(a);

“Medtronic ESPP”, the Medtronic 2005 Employees Stock Purchase Plan, as amended;

“Medtronic Exchange Fund”, shall have the meaning given to that term in Clause 8.2(g)(i);

“Medtronic Financing Information”, shall have the meaning given to that term in Clause 3.4(c)(i);

“Medtronic Group”, Medtronic and all of its Subsidiaries;

“Medtronic Healthcare Laws”, shall have the meaning given to that term in Clause 6.2(m)(ii);

“Medtronic Indemnified Parties” (and “Medtronic Indemnified Party”), shall have the meaning given to that term in Clause 7.3(d);

“Medtronic Leased Real Property”, shall have the meaning given to that term in Clause 6.2(q)(ii);

“Medtronic Material Adverse Effect”, such event, development, occurrence, state of facts or change that has (1) a material adverse effect on the ability of the Medtronic Group and the Medtronic Parties to consummate the transactions contemplated hereby or (2) a material adverse effect on the business, operations or financial condition of Medtronic and its Subsidiaries, taken as a whole, but, in the case of this clause (2), shall not include (a) events, developments, occurrences, states of facts or changes to the extent arising from (i) changes generally affecting the medical device industry or the segments thereof in which Medtronic and its Subsidiaries operate in the United States or elsewhere, (ii) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Medtronic or any of its Subsidiaries), (iv) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or U.S. GAAP or other accounting standards (or interpretations thereof) (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Medtronic is disproportionately affected relative to other similarly situated companies) or (v) actions of Medtronic or any of its Subsidiaries which Covidien has expressly requested in writing; or (b) any decline in the stock price of the Medtronic Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Medtronic Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement, including any litigation resulting therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Medtronic’s representations and warranties in Clause 6.2(c)(iii));

“Medtronic Material Contracts”, shall have the meaning given to that term in Clause 6.2(t)(i);

“Medtronic Merger Parties”, collectively Holdco, IrSub, U.S. AcquisitionCo and MergerSub;

“Medtronic Notice Period”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Medtronic Owned Real Property”, shall have the meaning given to that term in Clause 6.2(q)(i);

“Medtronic Parties”, collectively, Medtronic, Holdco, IrSub, U.S. AcquisitionCo and MergerSub;

“Medtronic Permits”, shall have the meaning given to that term in Clause 6.2(g)(ii);

“Medtronic Permitted Lien”, shall have the meaning given to that term in Clause 6.2(q)(i);

“Medtronic Preferred Shares”, shall have the meaning given to that term in Clause 6.2(b)(i);

“Medtronic Product”, all Products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by Medtronic or any of its Subsidiaries and all Products (if any) with respect to which Medtronic or any of its Subsidiaries has royalty rights;

“Medtronic Recommendation”, the recommendation of the Medtronic Board that Medtronic Shareholders vote in favour of the adoption of the plan of merger set forth in this Agreement;

“Medtronic Regulatory Agency”, shall have the meaning given to that term in Clause 6.2(m)(i);

“Medtronic Regulatory Permits”, shall have the meaning given to that term in Clause 6.2(m)(i);

“Medtronic Reimbursement Payments”, shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“Medtronic Revised Acquisition”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Medtronic Right to Match”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Medtronic SEC Documents”, shall have the meaning given to that term in Clause 6.2(d)(i);

“Medtronic Share Award”, an award denominated in Medtronic Shares, other than a Medtronic Share Option;

“Medtronic Share Option”, shall have the meaning given to that term in Clause 8.3(a)(i);

“Medtronic Share Plans”, the Medtronic 1994 Stock Award Plan, the Medtronic 1998 Outside Director Stock Compensation Plan, the Medtronic 2002 Stock Plan, the Medtronic 2003 Long-Term Incentive Plan, the Medtronic 2008 Stock Award and Incentive Plan and the Medtronic 2013 Stock Award and Incentive Plan;

“Medtronic Shareholder Approval”, shall have the meaning given to that term in Clause 3.7(b);

“Medtronic Shareholders”, the holders of Medtronic Shares;

“Medtronic Shareholders Meeting”, shall have the meaning given to that term in Clause 3.7(b);

“Medtronic Shares”, the shares of Common Stock of Medtronic, par value US$.10 per share;

“Medtronic Superior Proposal”, shall have the meaning given to that term in Clause 5.4(h);

“MDD”, Council Directive 93/42/EEC of the European Union concerning medical devices, as amended, and its implementing rules and guidance documents;

“MDR”, shall have the meaning given to that term in Clause 6.1(m)(vi);

“Merger”, the merger of MergerSub with and into Medtronic in accordance with the plan of merger set forth in this Agreement, Clause 8.2, the MBCA and the MLLCA;

“Merger Consideration”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Merger Effective Time”, shall have the meaning given to that term in Clause 8.2(b);

“MergerSub”, shall have the meaning given to that term in the Preamble;

“MLLCA”, the Minnesota Limited Liability Company Act, as amended;

“New Plans”, shall have the meaning given to that term in Clause 7.4(b);

“Northern Ireland”, the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;

“NYSE”, the New York Stock Exchange;

“Old Plans”, shall have the meaning given to that term in Clause 7.4(b);

“Organisational Documents”, articles of association, articles of incorporation, certificate of incorporation or by-laws or other equivalent organisational document, as appropriate;

“Other Medtronic Merger Party Organisational Documents”, shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“Other Medtronic Share-Based Awards”, shall have the meaning given to that term in Clause 8.3(a)(iii);

“Panel”, the Irish Takeover Panel;

“Parties”, Covidien and the Medtronic Parties and “Party” shall mean either Covidien, on the one hand, or Medtronic or the Medtronic Parties (whether individually or collectively), on the other hand (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Petition”, the petition to the High Court seeking the Court Order;

“Products”, all “devices” (as that term is defined in Section 201 of the FDCA) and all other products subject to the FDCA, the MDD or any similar Law in any foreign jurisdiction;

“RCRA”, shall have the meaning given to that term in Clause 6.1(h);

“Registrar of Companies”, the Registrar of Companies in Dublin;

“Regulatory Information Service”, a regulatory information service as defined in the Takeover Rules;

“Release”, shall have the meaning given to that term in Clause 6.1(h);

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, division, political subdivision, bureau or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court, the SEC, each Medtronic Regulatory Agency and each Covidien Regulatory Agency;

“Removal, Remedial or Response”, shall have the meaning given to that term in Clause 6.1(h);

“Representatives”, in relation to any person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or representatives of such person;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme, which will be set out in the Scheme Document;

“Restricted Medtronic Share”, shall have the meaning given to that term in Clause 8.3(a)(ii);

“Reverse Termination Payment”, shall have the meaning given to that term in Clause 9.2;

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules;

“Sarbanes-Oxley Act”, shall have the meaning given to that term in Clause 6.1(d)(i);

“Scheme”, the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Acquisition pursuant to this Agreement, in such terms and form as the Parties, acting reasonably, mutually agree, and as reflected on Schedule 8.1(b)(ii), including any revision thereof as may be agreed between the Parties in writing;

“Scheme Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Scheme Document”, a document (or the relevant sections of the Joint Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Covidien Shareholders and, for information only, to Covidien Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 202 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act and the Takeover Rules and (v) such other information as Covidien and Medtronic shall agree;

“Scheme Recommendation”, the recommendation of the Covidien Board that Covidien Shareholders vote in favour of the Resolutions;

“SEC”, the United States Securities and Exchange Commission;

“Securities Act”, the United States Securities Act of 1933, as amended;

“Share Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Significant Subsidiary”, a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X of the Securities Act;

“Specified Termination”, shall have the meaning given to that term in Clause 9.2;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power (provided that the Medtronic Merger Parties shall be deemed to be Subsidiaries of Medtronic for purposes of this Agreement);

“Surviving Corporation”, shall have the meaning given to that term in Clause 8.2(a);

“Takeover Offer”, an offer in accordance with Clause 3.6 for the entire issued share capital of Covidien (other than any Covidien Shares beneficially owned by Medtronic or any member of the Medtronic Group (if any)) including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Document;

“Takeover Offer Document”, means, if following the date of this Agreement, Medtronic elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6, the document to be despatched to Covidien Shareholders and others jointly by Holdco and IrSub containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer) and certain information about Medtronic and Covidien and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2013, as amended;

“Tax” (and “Taxes”), shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tax Authority”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Taxable”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Taxation”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tax Return”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tyco Tax Sharing Agreement”, the Tax Sharing Agreement entered into as of June 29, 2007, by and among Tyco International Ltd., Covidien, and Tyco Electronics Ltd.;

“€”, “EUR”, or “euro”, the single currency unit provided for in Council Regulation (EC) NO974/98 of 8 May 1990, being the lawful currency of Ireland;

“US$”, “$” or “USD”, United States dollars, the lawful currency of the United States of America;

“U.S.” or “United States”, the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“U.S. AcquisitionCo”, shall have the meaning given to that term in the Preamble;

“U.S. GAAP”, U.S. generally accepted accounting principles;

“U.S. Holdco”, Aviation US Parent, Inc., a corporation that is organized in the State of Minnesota;

“VWAP of Medtronic Shares”, the volume weighted average price of a Medtronic Share for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the Completion Date to the closing of trading on the second to last trading day prior to the Completion Date, as reported by Bloomberg; and

“Willful Breach”, a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching Party with the knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement.

1.2	Construction

(a)	In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)	In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, subsection, clause, subclause, paragraph or subparagraph (as the case may be) of this Agreement.

(c)	In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and vice versa and the singular number shall include the plural and vice versa.

(e)	In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3	Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4	Time

References to times are to New York City times unless otherwise specified.

2.	RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND COVIDIEN EQUITY AWARD HOLDER PROPOSAL

2.1	Rule 2.5 Announcement

(a)	Each Party confirms that its respective board of directors (or a duly authorised committee thereof) has approved the contents and release of the Rule 2.5 Announcement.

(b)	Forthwith upon the execution of this Agreement, Covidien and Medtronic shall jointly, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no later than 11:59 a.m., New York City time, on June 16, 2014, or such later time as may be agreed between the Parties in writing.

(c)	The obligations of Covidien and Medtronic under this Agreement, other than the obligations under Clause 2.1(b), shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service.

(d)	Covidien confirms that, as of the date hereof, the Covidien Board considers that the terms of the Scheme as contemplated by this Agreement are fair and reasonable and that the Covidien Board has resolved to recommend to the Covidien Shareholders that they vote in favour of the Resolutions. The recommendation of the Covidien Board that the Covidien Shareholders vote in favour of the Resolutions, and the related opinion of the financial adviser to the Covidien Board, are set out in the Rule 2.5 Announcement and, subject to Clause 5.3, shall be incorporated in the Scheme Document and any other document sent to Covidien Shareholders in connection with the Acquisition to the extent required by the Takeover Rules or the rules of the SEC.

(e)	Medtronic confirms that, as of the date hereof, the Medtronic Board considers that the entry into this Agreement and the Merger are fair to and in the best interests of Medtronic and the Medtronic Shareholders and that the Medtronic Board has resolved to recommend to the Medtronic Shareholders that they vote in favour of the adoption of the plan of merger set forth in this Agreement. The recommendation of the Medtronic Board that the Medtronic Shareholders vote in favour of the adoption of the plan of merger set forth in this Agreement is set out in the Rule 2.5 Announcement and, subject to Clause 5.4, shall be incorporated in the Joint Proxy Statement and any other document sent to Medtronic Shareholders in connection with the Acquisition to the extent required by applicable Law or the rules of the SEC.

(f)	The Conditions are hereby incorporated in and shall constitute a part of this Agreement.

2.2	Scheme

Subject to Clause 3.6:

(a)	Covidien agrees that it will put the Scheme to the Covidien Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of Conditions 2(c) and 2(d)), will, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition;

(b)	each of Holdco and IrSub agrees that it will participate in the Scheme and agrees to be bound by its terms, as proposed by Covidien to the Covidien Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme; and

(c)	each of the Parties agrees that it will fully and promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme, and each will, subject to the terms and conditions of this Agreement, including Clause 7.2, use all of its reasonable best efforts to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with the Completion.

2.3	Change in Shares

If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Covidien Shares or Medtronic Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Cash Consideration and the Share Consideration and any payments to be made under Clause 4 and any other number or amount contained in this Agreement which is based upon the price or number of the Covidien Shares or the Medtronic Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Covidien Shares and Medtronic Shares the same economic effect as contemplated by this Agreement prior to such event.

2.4	Covidien Equity Award Holder Proposal

(a)	Subject to the posting of the Scheme Document in accordance with Clause 3.1, the Parties agree that the Covidien Equity Award Holder Proposal will be made to Covidien Equity Award Holders in respect of their respective holdings of Covidien Options and/or Covidien Share Awards in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Covidien Share Plan.

(b)	The Covidien Equity Award Holder Proposal shall be issued as a joint letter from Covidien and Medtronic and the Parties shall agree the final form of the letter to be issued in respect of the Covidien Equity Award Holder Proposal and all other documentation necessary to effect the Covidien Equity Award Holder Proposal.

(c)	Save as required by applicable Law, the High Court and/or the Panel, neither Party shall amend the Covidien Equity Award Holder Proposal after its despatch without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

3.	IMPLEMENTATION OF THE SCHEME; MEDTRONIC SHAREHOLDERS MEETING

3.1	Responsibilities of Covidien in Respect of the Scheme

Covidien shall:

(a)	be responsible for the preparation of the Scheme Document and all other documentation necessary to effect the Scheme and to convene the EGM and Court Meeting;

(b)	for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and provide Medtronic and its advisers with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of Covidien or their responsibilities under the Takeover Rules);

(c)	as promptly as reasonably practicable after the Form S-4 is filed with the SEC, or, if the Form S-4 is to be reviewed and commented upon by the SEC, after the filing of one or more amendments to the Form S-4 with the SEC to address the comments made by the SEC, Covidien shall cause to be filed with the Panel the Form S-4 that is expected to be declared effective by the SEC;

(d)	as promptly as reasonably practicable, notify Medtronic of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition as the case may be;

(e)	as promptly as reasonably practicable, notify Medtronic upon the receipt of any comments from the Panel on, or any request from the Panel for amendments or supplements to, the Scheme Document, the Covidien Equity Award Holder Proposal and the related forms of proxy, insofar as lies within its powers of procurement, to be so filed or furnished;

(f)	prior to filing or despatch of any amendment or supplement to the Scheme Document requested by the Panel, or responding in writing to any comments of the Panel with respect thereto, Covidien shall (unless it relates to a Covidien Alternative Proposal):

(i)	as promptly as reasonably practicable provide Medtronic with an opportunity to review and comment on such document or response; and

(ii)	as promptly as reasonably practicable discuss with Medtronic and include in such document or response all comments reasonably proposed by Medtronic;

(g)	provide Medtronic with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Covidien for submission to the High Court in connection with the Scheme prior to their filing, and afford Medtronic reasonable opportunities to review and make comments on all such documents and include in such documents all comments reasonably proposed by Medtronic;

(h)	as promptly as reasonably practicable make all necessary applications to the High Court in connection with the implementation of the Scheme (including issuing appropriate proceedings requesting the High Court to order that the Court Meeting be convened as promptly as practicable following the effectiveness of the Form S-4), and use its reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as practicable in order to facilitate the despatch of the Scheme Document and seek such directions of the High Court as it considers necessary or desirable in connection with such Court Meeting;

(i)	procure the publication of the requisite advertisements and despatch of the Scheme Document (in a form acceptable to the Panel) and the forms of proxy for the use at the Court Meeting and the EGM (the form of which shall be agreed between the Parties) (a) to Covidien Shareholders on the register of members of Covidien on the record date as agreed with the High Court, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and (b) to the holders of the Covidien Options or Covidien Share Awards on such date, for information only, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties) as the High Court and/or the Panel may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as reasonably practicable after the approval of the High Court and/or the Panel to publish or post such documents being obtained;

(j)	unless the Covidien Board has effected a Covidien Change of Recommendation pursuant to Clause 5.3, and subject to the obligations of the Covidien Board under the Takeover Rules, procure that the Scheme Document include the Scheme Recommendation;

(k)	include in the Scheme Document a notice convening the EGM to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions;

(l)	prior to the Court Meeting, keep Medtronic reasonably informed in the two weeks prior to the Court Meeting of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting and/or the EGM, and in any event provide such number promptly upon the request of Medtronic or its Representatives and, unless the Covidien Board has effected a Covidien Change of Recommendation, conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by Medtronic to assist the passing of the Resolutions at the Court Meeting and/or the EGM;

(m)	notwithstanding any Covidien Change of Recommendation, unless this Agreement has been terminated pursuant to Clause 9, hold the Court Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with Medtronic, such agreement not to be unreasonably withheld, conditioned or delayed;

(n)

subject to the terms of this Agreement, afford all such cooperation and assistance as may reasonably be requested of it by Medtronic in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to Medtronic of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Medtronic may reasonably request (including for the purposes of preparing the Joint Proxy Statement or Form S-4) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Covidien Shareholders or filed with the High Court or in any announcement;

(o)	review and provide comments (if any) in a timely manner on all documentation submitted to it;

(p)	following the Court Meeting and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 201 of the Act in the case of the Court Meeting) and all other Conditions are satisfied or, in the sole discretion of the applicable Party, waived where applicable (with the exception of Conditions 2(c) and 2(d)), take all necessary steps on the part of Covidien to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter; and

(q)	give such undertakings as are required by the High Court in connection with the Scheme as are reasonably necessary or desirable to implement the Scheme.

3.2	Responsibilities of Holdco, IrSub and Medtronic in Respect of the Scheme

Holdco and IrSub shall, and in the case of Clauses 3.2(b), 3.2(c), 3.2(d), 3.2(e), 3.2(f) and 3.2(g), Medtronic shall:

(a)	instruct counsel to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme (including the issuance of the Share Consideration pursuant thereto) insofar as it relates to Holdco or IrSub;

(b)	if, and to the extent that, it or any of its Concert Parties owns or is interested in Covidien Shares, exercise all of its rights, and, insofar as lies within its powers, procure that each of its Concert Parties shall exercise all rights, in respect of such Covidien Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Covidien held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Covidien Shares to vote) in favour of the Resolutions or, if required by Law, the High Court, the Takeover Rules or other rules, refraining from voting, at any Court Meeting and/or EGM as the case may be;

(c)	subject to the terms of this Agreement, procure that the other members of the Medtronic Group and, insofar as lies within its power or procurement, their Representatives take all such steps as are reasonably necessary or desirable in order to implement the Scheme, including the provision by Medtronic of any customary undertakings required by the High Court to be provided to it by Medtronic;

(d)	keep Covidien reasonably informed and consult with Covidien as to the performance of the obligations and responsibilities required of Medtronic, Holdco and IrSub pursuant to this Agreement and/or the Scheme and as to any developments relevant to the proper implementation of the Scheme;

(e)	subject to the terms of this Agreement, afford all such cooperation and assistance as may reasonably be requested of it by Covidien in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to Covidien of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Covidien may reasonably request (including for the purposes of preparing the Joint Proxy Statement or the Form S-4) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Covidien Shareholders or filed with the High Court or in any announcement;

(f)	review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it; and

(g)	as promptly as reasonably practicable, notify Covidien of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition, as the case may be.

3.3	Mutual Responsibilities of the Parties

(a)	If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document, the Joint Proxy Statement or the Form S-4, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or the High Court and, if required, in mailing such amendment or supplement to the Covidien Shareholders and, for information only, if required, to the holders of the Covidien Options or Covidien Share Awards; and

(b)	Covidien, Medtronic, IrSub and Holdco each shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Clauses 8.1 and 8.2 in connection with the Completion.

3.4	Dealings with the Panel

(a)	Each of the Parties will promptly provide such assistance and information as may reasonably be requested by any other Party in connection with any correspondence or discussions with the Panel in connection with the Acquisition and/or the Scheme.

(b)	Each of the Parties will (i) give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Panel, or any amendment to be proposed to the Scheme in connection therewith, and, except to the extent any such correspondence relates to a Covidien Alternative Proposal or a Medtronic Alternative Proposal, as the case may be, afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate, and (ii) except to the extent any such meeting, discussion, correspondence or submission relates to a Covidien Alternative Proposal or a Medtronic Alternative Proposal, as the case may be, keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by the Panel, gives such other Party the opportunity to attend and provide copies of all written submissions it makes to the Panel and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto provided always that any correspondence or other information required to be provided under this Clause 3.4(b) may be redacted:

(i)	to remove references concerning the valuation of the businesses of Covidien;

(ii)	to prevent the exchange of confidential information as required by applicable Law (provided that the redacting Party shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such confidentiality concerns); and

(iii)	as necessary to address reasonable privilege concerns (provided that the redacting Party shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such privilege concerns).

(c)	Covidien undertakes, if so reasonably requested by Medtronic, to issue as promptly as reasonably practicable its written consent to Medtronic and to the Panel in respect of any application made by Medtronic to the Panel:

(i)	to redact any commercially sensitive or confidential information specific to Medtronic’s financing arrangements for the Acquisition (“Medtronic Financing Information”) from any documents that Medtronic is required to display pursuant to Rule 26(b)(xi) of the Takeover Rules; and

(ii)	for a derogation from the requirement under the Takeover Rules to disclose Medtronic Financing Information in the Scheme Document, any supplemental document or other document sent to Covidien Shareholders or the holders of the Covidien Options or Covidien Share Awards pursuant to the Takeover Rules.

(d)	Medtronic undertakes, if so requested by Covidien, to issue as promptly as reasonably practicable its written consent to Covidien and to the Panel in respect of any application made by Covidien to the Panel to permit entering into and effecting the retention, bonus and/or benefit arrangements contemplated by Clauses 5.1 and 7.4(d) of the Covidien Disclosure Schedule.

(e)	Notwithstanding the foregoing provisions of this Clause 3.4, Covidien shall not be required to take any action pursuant to such provisions if (i) such action is prohibited by the Panel (unless the Panel decision is successfully appealed by either Covidien or Medtronic) or (ii) Covidien has made a Covidien Change of Recommendation.

(f)	Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

3.5	No Scheme Amendment by Covidien

Save as required by Law, the High Court and/or the Panel, Covidien shall not:

(a)	amend the Scheme;

(b)

adjourn or postpone (or propose an adjournment or postponement of) the Court Meeting or the EGM (provided, however, that Covidien may, without the consent of Medtronic, adjourn or postpone (or propose to adjourn or postpone) the Court Meeting or EGM, (i) in the case of adjournment, if requested by the Covidien Shareholders (on a poll) to do so, provided, that the resolution was not proposed by Covidien or any of its Affiliates or any of its or its Affiliates’ officers, directors, employees, agents or other representatives, (ii) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form S-4 is provided to the Covidien Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting or the EGM, but only for so long as the Covidien Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Covidien Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (iii) if as of the time the Court Meeting or EGM is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Covidien Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Court Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Covidien Shares represented to constitute a quorum or (B) voting for the approval of the Court Resolutions or the EGM Resolutions, as applicable, but only until a meeting can be held at which there are a sufficient number of votes of holders of Covidien Shares to approve the Court Meeting Resolutions or the EGM Resolutions, as applicable; provided, that the Court Meeting and EGM are not postponed or adjourned to a date that is more than 30 days after the date for which the Court Meeting and EGM are originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement is provided or made available to Covidien Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting and EGM and to give the Covidien shareholders sufficient time to evaluate any such supplement or amendment or other information); or

(c)	amend the Resolutions (in each case, in the form set out in the Scheme Document);

after despatch of the Scheme Document without the consent of Medtronic (such consent not to be unreasonably withheld, conditioned or delayed).

3.6	Switching to a Takeover Offer

(a)	In the event (and only in the event) that Medtronic reasonably considers (in its good faith discretion) that a competitive situation exists or, based on facts known at the time, may reasonably be expected to arise in connection with the Acquisition, Medtronic may elect (and with the Panel’s consent, if required) to implement the Acquisition by way of the Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.6.

(b)	If Medtronic elects to implement the Acquisition by way of the Takeover Offer, Covidien undertakes to provide Medtronic as promptly as reasonably practicable with all such information about the Covidien Group (including directors and their connected persons) as may reasonably be required for inclusion in the Takeover Offer Document and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation of the Takeover Offer Document, including reasonable access to, and ensuring the provision of reasonable assistance by, its management and relevant professional advisers.

(c)	If Medtronic elects to implement the Acquisition by way of a Takeover Offer, Covidien agrees:

(i)

that the Takeover Offer Document will contain provisions in accordance with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between Medtronic and the Panel;

provided, however, that the terms and conditions of the Takeover Offer shall be at least as favourable to the Covidien Shareholders (except for the 80 per cent acceptance condition contemplated by paragraph 9 of Annex III to the Rule 2.5 Announcement) and the holders of Covidien Options and Covidien Share Awards and Covidien Employees as those which would apply in relation to the Scheme;

(ii)	to reasonably co-operate and consult with Medtronic in the preparation of the Takeover Offer Document or any other document or filing which is required for the purposes of implementing the Acquisition;

(iii)	that, subject to the obligations of the Covidien Board under the Takeover Rules, and unless the Covidien Board determines in good faith after consultation with its outside legal counsel and its financial advisor that, to do otherwise, would reasonably be expected to be inconsistent with the fiduciary duties of the directors of Covidien or the Takeover Rules, the Takeover Offer shall incorporate a recommendation to the holders of the Covidien Shares from the Covidien Board to accept the Takeover Offer, and such recommendation will not be withdrawn, adversely modified or qualified except as contemplated by Clause 5.3.

(d)	If Medtronic elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6(a), the Parties mutually agree:

(i)	to prepare and file with, or submit to, the SEC all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Securities Act or the Exchange Act in connection with the Takeover Offer, and, save where there has been a Covidien Change of Recommendation, each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following reasonable accommodation of such comments and approval of such documents, amendments and supplements by the other Party, which shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC;

(ii)	to provide the other Party with any comments received from the SEC on any documents filed by it with the SEC promptly after receipt thereof, other than with respect to any such documents to the extent related to a Covidien Alternative Proposal; and

(iii)	to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC and, except to the extent prohibited by the SEC, afford the other Party reasonable opportunity to participate therein, other than with respect to any such communication to the extent related to a Covidien Alternative Proposal.

(e)	If the Takeover Offer is consummated, Medtronic shall cause Holdco and/or IrSub (or their respective designees) to effect as promptly as reasonably practicable a compulsory acquisition of any Covidien Shares under section 204 of the Act not acquired in the Takeover Offer for the same consideration per share.

(f)	For the avoidance of doubt and except as may be required by the Takeover Rules (and without limiting any other provision of this Agreement), nothing in this Clause 3.6 shall require Covidien to provide Medtronic with any information with respect to, or to otherwise take or fail to take any action in connection with Covidien’s consideration of or response to, any actual or potential Covidien Alternative Proposal.

3.7	Preparation of Joint Proxy Statement and Form S-4; Medtronic Shareholders Meeting

(a)	As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC (i) mutually acceptable joint proxy materials which shall constitute (A) the Scheme Document, which shall also constitute the proxy statement relating to the matters to be submitted to the Covidien Shareholders at the Court Meeting and the EGM and (B) the proxy statement relating to the matters to be submitted to the Medtronic Shareholders at the Medtronic Shareholders Meeting (such joint proxy materials, and any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) a registration statement on Form S-4 (of which the Joint Proxy Statement will form a part) with respect to the issuance of Holdco Shares in respect of the Scheme and Merger (the “Form S-4”). Each of the Parties shall use its reasonable best efforts to have the Joint Proxy Statement cleared by the SEC and the Form S-4 to be declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Acquisition and the Merger, and to mail the Joint Proxy Statement to their respective shareholders as promptly as practicable after the Form S-4 is declared effective, to the extent required by applicable Law.

Each of the Parties shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement or the Form S-4 prior to filing such with the SEC, and each Party will promptly provide the other Party with a copy of all such filings made with the SEC. Each Party shall use its reasonable best efforts to take any action required to be taken by it under any applicable state securities Laws in connection with the Acquisition or the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Holdco Shares issuable in connection with the Acquisition and the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4. If, at any time prior to the Effective Time, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to the Joint Proxy Statement or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Covidien Shareholders and the Medtronic Shareholders.

(b)

Medtronic shall duly take all lawful action to call, give notice of, convene and hold a meeting of the Medtronic Shareholders (the “Medtronic Shareholders Meeting”) as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the adoption of the plan of merger set forth in this Agreement by the holders of Medtronic Shares as required by the MBCA and Article I of the Medtronic Bylaws (the “Medtronic Shareholder Approval”). Save as required by Law, Medtronic shall not adjourn or postpone (or propose an adjournment or postponement of) the Medtronic Shareholders Meeting after filing of the Form S-4 without the consent of Covidien (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Medtronic may, without the consent of Covidien, adjourn or postpone (or propose to adjourn or postpone) the Medtronic Shareholders Meeting (i) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form-S-4 is provided to the Medtronic Shareholders or to permit dissemination of information which is material to shareholders voting at the Medtronic Shareholders Meeting, but only for so long as the Medtronic Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Medtronic Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (ii) if as of the time the Medtronic Shareholders Meeting is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Medtronic Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Medtronic Shareholders Meeting, but only until a meeting can be held at which there are a sufficient number of Medtronic Shares represented to constitute a quorum or (B) voting in favour of the adoption of the plan of merger set forth in this Agreement so as to obtain the Medtronic Shareholder Approval, but only until a meeting can be held at which there are a sufficient number of votes of holders of Medtronic Shares to obtain the Medtronic Shareholder Approval; provided, that the Medtronic Shareholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Medtronic Shareholders Meeting was originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement is provided or made available to Medtronic Shareholders or to permit dissemination of information which is material to shareholders voting at the Medtronic Shareholders Meeting and to give the Medtronic shareholders sufficient time to evaluate any such supplement or amendment or other information). Subject to Clause 5.4, Medtronic shall (i) use its reasonable best efforts to obtain from the Medtronic Shareholders the Medtronic Shareholder Approval and (ii) through the Medtronic Board, make the Medtronic Recommendation to the Medtronic Shareholders and include the Medtronic Recommendation in the Joint Proxy Statement. Unless this Agreement has been terminated in accordance with Clause 9, this Agreement shall be submitted to the Medtronic Shareholders at the Medtronic Shareholders Meeting for the purpose of obtaining the Medtronic Shareholder Approval, and nothing contained herein shall be deemed to relieve Medtronic of such obligation. Unless the Medtronic Board has effected a Medtronic Change of Recommendation, Medtronic shall conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by Covidien to assist in obtaining the Medtronic Shareholder Approval at the Medtronic Shareholders Meeting.

(c)	Medtronic shall, prior to the Medtronic Shareholders Meeting, keep Covidien reasonably informed in the two weeks prior to the Medtronic Shareholders Meeting of the number of proxy votes received in respect of matters to be acted upon at the Medtronic Shareholders Meeting, and in any event shall provide such number promptly upon the request of Covidien or its Representatives.

(d)	Each of the Parties shall use its reasonable best efforts to cause the Medtronic Shareholders Meeting, the Court Meeting and the EGM to be held on the same date.

4.	EQUITY AWARDS

4.1	Covidien Options

As of immediately prior to the Effective Time, by virtue of the occurrence of the Effective Time and without any action on the part of the holder thereof, each Covidien Option that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Holdco and shall be converted into an option (a “Covidien Rollover Option”) to acquire (a) that number of whole Holdco Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of Covidien Shares subject to such Covidien Option immediately prior to the Effective Time by (ii) the Equity Award Conversion Ratio, (b) at an exercise price per Holdco Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the exercise price per Covidien Share of such Covidien Option by (ii) the Equity Award Conversion Ratio. Except as otherwise provided in this Clause 4.1, each such Covidien Rollover Option assumed and converted pursuant to this Clause 4.1 shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Covidien Option immediately prior to the Effective Time.

4.2	Covidien Share Awards

(a)	This Clause 4.2(a) shall apply to Covidien Share Awards granted prior to the date of this Agreement:

(i)	As of immediately prior to the Effective Time, each Covidien Share Award covered by this Clause 4.2(a) that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the holder thereof, be cancelled and converted into the right to receive from Holdco on the Completion Date the Scheme Consideration, less the Applicable Withholding Amount, in respect of each Covidien Share (including any corresponding dividend equivalent units) underlying such Covidien Share Award.

(ii)	For any performance-based Covidien Share Award covered by this Clause 4.2(a), the number of Covidien Shares underlying such Covidien Share Award (including any corresponding dividend equivalent units) shall be based on actual performance (with the “Ending Stock Price” (as defined in the applicable award agreement) measured during the 60-trading day period ending on the date that is the sixth Business Day prior to the date on which occurs the Effective Time).

(iii)	The Applicable Withholding Amount covered under this Clause 4.2(a) shall first be applied to reduce the aggregate Share Consideration (based on the Medtronic Closing Price) payable in respect of the cancellation of such holder’s Covidien Share Award and, to the extent such Applicable Withholding Amount exceeds the aggregate Share Consideration payable in respect of the cancellation of such holder’s Covidien Share Award, the excess of such Applicable Withholding Amount over the aggregate Share Consideration payable in respect of the cancellation of such holder’s Covidien Share Award shall be applied to reduce the aggregate Cash Consideration payable in respect of the cancellation of such holder’s Covidien Share Award.

(b)	This Clause 4.2(b) shall apply to Covidien Share Awards granted on or after the date of this Agreement. As of immediately prior to the Effective Time, each Covidien Share Award covered by this Clause 4.2(b) (including any corresponding dividend equivalent units) that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the holders thereof, be converted into an award (a “Covidien Rollover Share Award”) with respect to a number of Holdco Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the applicable number of Covidien Shares subject to such Covidien Share Award (including any corresponding dividend equivalent units) immediately prior to the Effective Time by (ii) the Equity Award Conversion Ratio. Except as otherwise provided in this Clause 4.2(b), each Covidien Rollover Share Award assumed and converted pursuant to this Clause 4.2(b) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Covidien Share Award immediately prior to the Effective Time.

(c)	The actions contemplated by this Clause 4.2 shall be taken in accordance with Section 409A and, if applicable, Section 422 of the Code.

4.3	Other Actions in Connection With Assumption of Covidien Options and Covidien Share Awards

Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to the settlement of Covidien Share Awards contemplated by Clause 4.2(a). Holdco shall include in the Form S-4 registration a number of Holdco Shares sufficient to satisfy the settlement of Covidien Share Awards contemplated by Clause 4.2(a). Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to Covidien Options and Covidien Share Awards assumed by it in accordance with Clauses 4.1 and 4.2(b). Holdco shall, no later than the tenth day following the Effective Date, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such Covidien Options and Covidien Share Awards pursuant to Clauses 4.1 and 4.2(b).

4.4	Assumption of Medtronic Share Plans

(a)	As of the Effective Time, Holdco will assume all Medtronic Share Plans and the awards granted thereunder in accordance with Clause 8.3 and will be able to grant stock awards, to the extent permissible by applicable Laws and NYSE regulations, under the terms of the Medtronic Share Plans covering the reserved but unissued Medtronic Shares, except that (i) Medtronic Shares covered by such awards will be Holdco Shares and (ii) all references to a number of Medtronic Shares will be changed to references to Holdco Shares.

(b)	As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Medtronic Board (or, if appropriate, any committee administering Medtronic’s stock-based incentive plans) and Holdco shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Clause 4.4 subject to any adjustments that may be required by Irish law or by virtue of the fact that Holdco will be an Irish public limited company.

4.5	Reasonable Best Efforts

Each of the Parties shall use its reasonable best efforts to take any actions reasonably necessary to effectuate the transactions contemplated by this Clause 4, including, without limitation, having the applicable board or committee administering the plans governing the affected awards, adopt resolutions necessary to effect the foregoing.

4.6	Amendment of Articles

Covidien shall procure that a special resolution be put before the Covidien Shareholders at the EGM proposing that the Articles of Association of Covidien be amended so that any Covidien Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by Holdco for the same consideration per Covidien Share as shall be payable to Covidien Shareholders under the Scheme (depending upon the timing of such allotment); provided, however, that nothing in such amendment to the Articles of Association of Covidien shall prohibit the sale (whether on a stock exchange or otherwise) of any Covidien Shares issued on the exercise of Covidien Options or vesting or settlement of Covidien Share Awards, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every Covidien Share will be bound by the terms of the Scheme.

4.7	Fractional Entitlements

Notwithstanding anything to the contrary contained in this Clause 4, no Fractional Entitlements shall be issued by Holdco under Clause 4.1 or Clause 4.2, and all Fractional Entitlements in respect of Covidien Options or Covidien Share Awards shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to the holders of such Covidien Options or Covidien Share Awards in accordance with the Fractional Entitlements to which they would otherwise have been entitled.

4.8	Covidien ESPP

Prior to the Effective Time, Covidien may continue to operate the Covidien Employee Stock Purchase Plan (the “Covidien ESPP”) in accordance with its terms; provided no purchases shall be made under the Covidien ESPP after the end of the month immediately preceding the month in which the Effective Time occurs. Covidien shall terminate the Covidien ESPP effective as of the Effective Time.

5.	COVIDIEN AND MEDTRONIC CONDUCT

5.1	Conduct of Business by Covidien

(a)	At all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Covidien Disclosure Schedule, or with the prior written consent of Medtronic (such consent not to be unreasonably withheld, conditioned or delayed), Covidien shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course consistent with past practice in all material respects; provided, however, that no action by Covidien or its Subsidiaries with respect to matters specifically addressed by any provision of Clause 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Clause 5.1(b).

(b)	At all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Covidien Disclosure Schedule, or with the prior written consent of Medtronic (such consent not to be unreasonably withheld, conditioned or delayed), Covidien:

(i)	shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of Covidien or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries in the ordinary course consistent with past practice and (B) that, subject to Clause 7.15 and to the consent of the Panel, Covidien may continue to pay regular quarterly cash dividends on the Covidien Shares of not more than US$0.36 per share per quarter, consistent with past practice as to timing of declaration, record date and payment date;

(ii)	shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its shares of capital in issue, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital, except (unless such transaction would be reasonably expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion) for any such transaction by a wholly owned Subsidiary of Covidien which remains a wholly owned Subsidiary after such transaction;

(iii)

shall not, and shall not permit any of its Subsidiaries to (A) grant any Covidien Options, Covidien Share Awards or any other equity-based awards, (B) increase the compensation or other benefits payable or provided to Covidien’s current or former directors, officers, or employees, other than (1) base salary or wage increases in the ordinary course of business consistent with past practice for employees who are not directors or officers of Covidien, or (2) as a result of modifications or amendments to Covidien Benefit Plans permitted by clause (G) below that apply to employees of Covidien and its Subsidiaries generally and do not individually or in the aggregate, materially increase costs to Covidien, (C) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of Covidien, other than (1) employment agreements terminable on less than 30 days’ notice without penalty or liability, and (2) employment agreements with employees in non-U.S. jurisdictions, in the case of each of subclauses (1) and (2), entered into in the ordinary course of business and consistent with past practice, (D) terminate the employment of any officers of Covidien with a title of Vice President or above, other than for cause, (E) amend any performance targets with respect to any outstanding bonus or equity awards, (F) amend the funding obligation or contribution rate of any

Covidien Benefit Plan or change any underlying assumptions to calculate benefits payable under any Covidien Benefit Plan (except as may be required by U.S. GAAP), or (G) establish, adopt, enter into, amend or terminate a Covidien Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries (other than amendments in the ordinary course of business consistent with past practice that neither contravene the other covenants set forth in this Clause 5.1(b)(iii) nor materially increase the cost to Covidien of maintaining such Covidien Benefit Plan or other plan, trust, fund, policy or arrangement), except, in the case of each of subclauses (A) through (G) of this Clause 5.1(b)(iii) as required by existing written agreements or Covidien Benefit Plans in effect as of the date of this Agreement or as otherwise required by applicable Law;

(iv)	shall not, and shall not permit any of its Subsidiaries to, make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by U.S. GAAP, applicable Law or SEC policy;

(v)	shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations, except (A) in respect of any acquisitions by Covidien or any of its wholly owned Subsidiaries of an equity interest in or a substantial portion of the assets of any wholly owned Subsidiary of Covidien or any business or division thereof or any mergers, consolidations or business combinations among Covidien and its wholly owned Subsidiaries or among Covidien’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion), (B) pursuant to existing contracts or potential transactions, in each case, set forth in item numbers 24, 25, and 26 of the Covidien Disclosure Schedule or (C) for amounts not to exceed US$200,000,000 individually or US$400,000,000 in the aggregate;

(vi)	shall not amend the Covidien Memorandum and Articles of Association, and shall not permit any of its Significant Subsidiaries to adopt any material amendments to its Organisational Documents;

(vii)

shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in Covidien or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or take any action to cause to be exercisable any otherwise unexercisable Covidien Option under any existing Covidien Share Plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Covidien Shares in respect of any exercise of Covidien Options or the vesting or settlement of Covidien Share Awards outstanding on the date hereof or permitted to be granted after the date hereof in accordance with the terms of this Agreement (including with respect to the vesting or settlement of dividend equivalent units granted in respect of Covidien Share Awards), (B) withholding of Covidien Shares to satisfy Tax obligations pertaining to the exercise of Covidien Options or the vesting or settlement of Covidien Share Awards or to satisfy the exercise price with respect to Covidien Options or to effectuate an optionee direction upon exercise, (C) grants of dividend equivalent units in respect of Covidien Share Awards outstanding as of the date of this Agreement or granted in accordance with this Agreement, (D) subject to Clause 4.8, issuances or distributions of Covidien Shares pursuant to the Covidien ESPP, or (E) transactions among Covidien and its wholly owned Subsidiaries or among Covidien’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion);

(viii)	shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of Covidien Shares tendered by holders of Covidien Options and Covidien Share Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or (B) transactions among Covidien and its wholly owned Subsidiaries or among Covidien’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion);

(ix)

shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among Covidien and its wholly owned Subsidiaries or among Covidien’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion), (B) indebtedness for borrowed money incurred (in consultation with Medtronic) to replace, renew, extend, refinance or refund any of the Existing Bonds (unless (I) such transaction (x) would be reasonably expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion or (y) would materially interfere with the consummation of the Financing (other than as a result of the amount of such indebtedness incurred) or (II) such indebtedness would include provisions providing for acceleration, or a requirement to offer to purchase such indebtedness, in connection with the Completion that are more restrictive than those contained in the Existing Bonds), (C) guarantees by Covidien of indebtedness for borrowed money of Subsidiaries of Covidien or guarantees by Covidien’s Subsidiaries of indebtedness for borrowed money of Covidien or any Subsidiary of Covidien, which indebtedness is incurred in compliance with this Clause 5.1(b)(ix), (D) issuances of commercial paper by Covidien or any of its Subsidiaries backed by the credit agreement described in sub-clause (E) below, (E) incurrence of up to US$500,000,000 of indebtedness (at any one time outstanding) pursuant to the Five-Year Senior Credit Agreement, dated as of August 9, 2011, among Covidien International Finance S.A., Covidien, the lenders party thereto and Citibank, N.A., as administrative agent, in connection with the funding of any expenditure to the extent specifically permitted by any other subclause of this Clause 5.1(b) or by Clause 5.1 of the Covidien Disclosure Schedule, (F) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments or (G) indebtedness for borrowed money not to exceed US$250,000,000 in aggregate principal amount that may be incurred by Covidien or any of its Subsidiaries other than in accordance with subclauses (A) – (F), inclusive; provided that nothing contained herein shall prohibit Covidien and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(x)	shall not, and shall not permit any of its Subsidiaries to, make any loans to any other person involving in excess of US$10,000,000 individually or US$30,000,000 in the aggregate, except for loans among Covidien and its wholly owned Subsidiaries or among Covidien’s wholly owned Subsidiaries (provided that subject to the provisions of the existing indebtedness or other agreements of Covidien and its Subsidiaries as may be amended, Covidien and its Subsidiaries shall not make any such loan if it would (or structure any such loan in a manner that would) be reasonably expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion);

(xi)	shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap, let lapse (with respect to Intellectual Property only) or otherwise dispose of, or subject to any Lien (other than Covidien Permitted Liens), any of its material properties or assets (including shares in the capital of its or their Subsidiaries), except (A) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to subclause (ix) hereof, but only to the extent such indebtedness is incurred to replace, renew, extend, refinance or refund any existing indebtedness currently subject to a Lien of no greater amount, (B) dispositions of inventory and obsolete equipment in the ordinary course of business, (C) for transactions involving less than US$10,000,000 individually and US$50,000,000 in the aggregate, (D) non-exclusive licenses, or the allowance of lapsing, of Intellectual Property in the ordinary course of business or (E) for transactions among Covidien and its wholly owned Subsidiaries or among Covidien’s wholly owned Subsidiaries (provided in the case of this clause (E) subject to the provisions of the existing indebtedness or other agreements of Covidien or its Subsidiaries as such provisions may be amended from time to time, Covidien and its Subsidiaries shall not engage in any such transaction if it would (or structure any such transaction in a manner that would) be reasonably expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion;

(xii)	shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending (1) against Covidien or any of its Subsidiaries (for the avoidance of doubt, not including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of any such material claim, litigation, investigation or proceeding that: (x) is for an amount not to exceed for any such compromise or settlement US$2,500,000 individually or US$25,000,000 in the aggregate, (y) does not impose any injunctive relief on Covidien and its Subsidiaries or otherwise encumber or restrict their operations and (z) does not include any admission of guilt or wrongdoing by Covidien or (2) by Covidien or any of its Subsidiaries as plaintiff with respect to material Intellectual Property of the Covidien Group;

(xiii)	except, in each case, (x) for any action (or failure to act) required pursuant to the Tyco Tax Sharing Agreement and (y) for actions taken in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any material method of accounting for Tax purposes or any annual accounting period, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, enter into any closing agreement with respect to a material amount of Taxes or surrender any right to claim a material amount of Tax refunds;

(xiv)	shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure or expenditures, or commit to do so, in excess of the amounts set forth in item number 1 under Clause 5.1 of the Covidien Disclosure Schedule;

(xv)	except in the ordinary course of business consistent with past practice or in connection with any matter to the extent specifically permitted by any other subclause of this Clause 5.1(b) or by Clause 5.1 of the Covidien Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would, if entered into prior to the date hereof, be a Covidien Material Contract, or materially modify, materially amend or terminate any Covidien Material Contract or waive, release or assign any material rights or claims thereunder;

(xvi)	shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among Covidien and its wholly owned Subsidiaries or among Covidien’s wholly owned Subsidiaries if such alterations, individually or in the aggregate, would reasonably be expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion; and

(xvii)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.2	Conduct of Business by Medtronic

(a)	At all times from the execution of this Agreement until the earlier of the Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Medtronic Disclosure Schedule, or with the prior written consent of Covidien (such consent not to be unreasonably withheld, conditioned or delayed), Medtronic shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects; provided, however, that no action by Medtronic or its Subsidiaries with respect to matters specifically addressed by any provision of Clause 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Clause 5.2(b).

(b)	At all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Medtronic Disclosure Schedule, or with the prior written consent of Covidien (such consent not to be unreasonably withheld, conditioned or delayed), Medtronic:

(i)	shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Medtronic or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries in the ordinary course consistent with past practice and (B) that, subject to Clause 7.15, Medtronic may continue to pay regular quarterly cash dividends on the Medtronic Shares of not more than US$0.305 per share per quarter, consistent with past practice as to timing of declaration, record date and payment date;

(ii)	shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except (unless such transaction would be reasonably expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion) for any such transaction by a wholly owned Subsidiary of Medtronic which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)	shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations or any acquisitions of equity or assets, mergers, consolidations or business combinations that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement (including the Acquisition and the Merger) or that would reasonably be expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion;

(iv)	shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of Medtronic Shares tendered by holders of Medtronic Share Options and Medtronic Share Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) transactions among Medtronic and its wholly owned Subsidiaries or among Medtronic’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion) or (C) acquisitions or repurchases of Medtronic Shares pursuant to (and within the limitations of) Medtronic’s previously announced share repurchase plan, whether pursuant to an accelerated share repurchase plan, a “10b5-1 plan”, other open market purchases or otherwise;

(v)	shall not amend the Medtronic Articles of Incorporation, the Medtronic Bylaws or the Holdco Memorandum and Articles of Association, and shall not permit any of the other Medtronic Merger Parties to amend any of the Other Medtronic Merger Party Organisational Documents, in each case in any manner that would adversely affect the consummation of the transactions contemplated by this Agreement;

(vi)	shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in Medtronic or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or take any action to cause to be exercisable any otherwise unexercisable Medtronic Share Option under any existing Medtronic Share Plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Medtronic Shares in respect of any exercise of Medtronic Share Options or the vesting or settlement of Medtronic Share Awards outstanding on the date hereof or as may be granted after the date hereof, (B) grants of Medtronic Share Options and Medtronic Share Awards in the ordinary course of business consistent with past practice, (C) withholding of Medtronic Shares to satisfy Tax obligations pertaining to the exercise of Medtronic Share Options or the vesting or settlement of Medtronic Share Awards or to satisfy the exercise price with respect to Medtronic Share Options or to effectuate an optionee direction upon exercise, (D) transactions among Medtronic and its wholly owned Subsidiaries or among Medtronic’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion) and (E) issuances or distributions of Medtronic Shares pursuant to the Medtronic ESPP; and

(vii)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.3	Non-Solicitation Applicable to Covidien

(a)

Subject to any actions which Covidien is required to take so as to comply with the requirements of the Takeover Rules, Covidien agrees that neither it nor any Subsidiary of Covidien shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives and any person Acting in Concert with Covidien not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Covidien Alternative Proposal, (ii) participate in any discussions or negotiations regarding a Covidien Alternative Proposal with, or furnish any nonpublic information regarding a Covidien Alternative Proposal to, any person that has made or, to Covidien’s knowledge, is considering making a Covidien Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.3, or (iii) waive, terminate, modify or fail to use its reasonable best efforts to enforce any provision of any “standstill” or similar obligation of any person with respect to Covidien or any of its Subsidiaries (provided that Covidien shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required by this subclause (iii) if the Covidien Board determines in good faith (after consultation with Covidien’s outside legal advisors) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law). Covidien shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Covidien Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a Covidien Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b)

Notwithstanding the limitations set forth in Clause 5.3(a), if Covidien receives a bona fide written Covidien Alternative Proposal or enquiry or proposal from a person who is intending on making a Covidien Alternative Proposal and the Covidien Board determines in good faith (after consultation with Covidien’s financial advisor and outside legal counsel) that (i) such Covidien Alternative Proposal, enquiry or proposal either constitutes a Covidien Superior Proposal or could reasonably be expected to result in a Covidien Superior Proposal and (ii) the failure to take the actions described in clauses (x) and (y) below would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and which Covidien Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Clause 5.3, Covidien may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons Acting in Concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Covidien Alternative Proposal (provided that all such information has previously been provided to Medtronic or is provided to Medtronic substantially concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Covidien receives from the third party an executed confidentiality agreement on terms (including any “standstill” terms, which, for the avoidance of doubt, shall not include the “fall away” provisions to the “standstill” terms set forth in the Confidentiality Agreement) no less restrictive of such person than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to such Covidien Alternative Proposal. Covidien will (1) promptly (and in any event within 24 hours of receipt) notify Medtronic orally and in writing of the receipt of any Covidien Alternative Proposal or any initial communication or proposal that may reasonably be expected to lead to a Covidien Alternative Proposal and shall, in the case of any such notice to Medtronic as to receipt of a Covidien Alternative Proposal or such a proposal, set forth the material terms and conditions of such Covidien Alternative Proposal or such proposal (including any changes to such material terms and conditions) and the identity of the person making any such Covidien Alternative Proposal and (2) thereafter shall promptly keep Medtronic reasonably informed on a reasonably current basis of any material change to the terms and status of any such Covidien Alternative Proposal. Without limiting the generality of clause (2) of the preceding sentence, Covidien shall provide to Medtronic as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written material received by Covidien or any of its Subsidiaries from the person making a Covidien Alternative Proposal (or such person’s Representatives) that is material to understanding such Covidien Alternative Proposal and of all written material provided by Covidien or any of its Subsidiaries to the person making a Covidien Alternative Proposal (or such person’s Representatives) that is material to understanding any counterproposal or other material substantive response by Covidien to such Covidien Alternative Proposal, including draft agreements or term sheets submitted by either party in connection therewith. Covidien shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement with any person subsequent to the date of this Agreement that prohibits Covidien from providing such information to Medtronic.

(c)	Except as set forth in Clauses 5.3(d), (e) and (f) below, neither the Covidien Board nor any committee thereof shall (i) (A) withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to Medtronic), or propose publicly to withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to Medtronic), the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iii) or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Covidien Alternative Proposal (any action in this subclause (i) being referred to as a “Covidien Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Covidien Change of Recommendation and, (y) for the avoidance of doubt, the provision by Covidien to Medtronic of notice or information in connection with a Covidien Alternative Proposal or Covidien Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Covidien Change of Recommendation) or (ii) cause or allow Covidien or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Covidien Alternative Proposal, or requiring, or reasonably expected to cause, Covidien to abandon, terminate, delay or fail to consummate the Acquisition (other than as contemplated by Clause 5.3(i)(i) and other than a confidentiality agreement as contemplated by Clause 5.3(b)).

(d)	Nothing in this Agreement shall prohibit or restrict the Covidien Board, at any time prior to obtaining the Covidien Shareholder Approval, from making a Covidien Change of Recommendation if the Covidien Board has concluded in good faith (after consultation with Covidien’s outside legal counsel and financial advisor) (i) that a Covidien Alternative Proposal constitutes a Covidien Superior Proposal and (ii) that the failure to make a Covidien Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Covidien shall have provided prior written notice to Medtronic, at least three Business Days in advance, of the Covidien Board’s intention to make such Covidien Change of Recommendation, and provided, further, that the Covidien Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Medtronic in response to such prior written notice or otherwise, and during such three Business Day period, Covidien shall engage in good faith negotiations with Medtronic regarding any changes to the terms of this Agreement proposed by Medtronic.

(e)	Nothing in this Agreement shall prohibit or restrict the Covidien Board, in response to an Intervening Event, from making a Covidien Change of Recommendation at any time prior to obtaining the Covidien Shareholder Approval if the Covidien Board has concluded in good faith (after consultation with Covidien’s outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Covidien shall have provided prior written notice to Medtronic, at least three Business Days in advance, of the Covidien Board’s intention to make such Covidien Change of Recommendation and the reasons therefor, and provided, further, that the Covidien Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Medtronic in response to such prior written notice or otherwise, and during such three Business Day period, Covidien shall engage in good faith negotiations with Medtronic regarding any changes to the terms of this Agreement proposed by Medtronic. Notwithstanding any Covidien Change of Recommendation, unless this Agreement has been terminated in accordance with Clause 9, Covidien shall hold the Court Meeting and the EGM in accordance with Clause 3.1 for purposes of obtaining the approval of the Resolutions by the requisite majorities of Covidien Shareholders, and nothing contained herein shall be deemed to relieve Covidien of such obligation.

(f)

Nothing contained in this Agreement shall prohibit or restrict Covidien or the Covidien Board from (i) taking and disclosing to the Covidien Shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Covidien Shareholders if in the good faith judgment of the Covidien Board (after consultation with Covidien’s outside legal counsel), failure to so disclose and/or take would give rise to a violation of applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Covidien Board with respect to a Covidien Alternative Proposal shall be deemed to be a Covidien Change of Recommendation unless Covidien, in connection with such disclosure, (x) publicly states that the Covidien Board expressly rejects the applicable Covidien Alternative Proposal or expressly reaffirms the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iii), as applicable, or (y) does not publicly state that the Covidien Board recommends acceptance of the applicable Covidien Alternative Proposal (provided that this clause (y) shall apply only if such disclosure is made at a time when Covidien has provided notice to Medtronic of its intention to make a Covidien Change of Recommendation or has provided a Covidien Superior Proposal Notice and the Covidien Board is not yet permitted to effect such Covidien Change of Recommendation or Covidien is not yet permitted to terminate this Agreement pursuant to Clause 5.3(i)(i), as applicable, provided, further, that if, within two Business Days following the date on which the Covidien Board is permitted to effect such Covidien Change of Recommendation or Covidien is permitted to terminate this Agreement pursuant to Clause 5.3(i)(i), as applicable, the Covidien Board does not expressly reaffirm the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iii), as applicable, the Covidien Board shall thereupon be deemed to make a Covidien Change of Recommendation).

(g)	As used in this Agreement, “Covidien Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Medtronic or any of its Concert Parties or any person Acting in Concert with Medtronic pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Covidien by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 20% or more of the assets of Covidien and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Covidien’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 20% or more of the outstanding Covidien Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Covidien as a result of which the holders of Covidien Shares immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

(h)	As used in this Agreement “Covidien Superior Proposal” shall mean a written Covidien Alternative Proposal made by any person that the Covidien Board determines in good faith (after consultation with Covidien’s financial advisor and outside legal counsel) is more favourable to the Covidien Shareholders than the transactions contemplated by this Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Covidien Board considers to be appropriate (it being understood that, for purposes of the definition of “Covidien Superior Proposal”, references to “20%” and “80%” in the definition of Covidien Alternative Proposal shall be deemed to refer to “50%”).

(i)	The Parties agree that:

(i)	Covidien may terminate this Agreement, at any time prior to obtaining the Covidien Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Covidien Superior Proposal, provided that, (w) the Covidien Board has concluded in good faith (after consultation with Covidien’s financial advisor and outside legal counsel) that (1) a Covidien Alternative Proposal constitutes a Covidien Superior Proposal and (2) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, (x) promptly upon the Covidien Board’s determination that a Covidien Superior Proposal exists (and in any event, within 24 hours of such determination), Covidien has provided a written notice to Medtronic (a “Covidien Superior Proposal Notice”) advising Medtronic that Covidien has received a Covidien Alternative Proposal and specifying the information with respect thereto required by Clause 5.3(b) and including written notice of the determination of the Covidien Board that the Covidien Alternative Proposal constitutes a Covidien Superior Proposal, (y) Covidien has provided Medtronic with an opportunity, for a period of three Business Days from the time of delivery to Medtronic of the Covidien Superior Proposal Notice (as may be extended pursuant to the proviso below, the “Medtronic Notice Period”), to propose to amend (the “Medtronic Right to Match”) the terms and conditions of this Agreement and the Acquisition, including an increase in, or modification of, the Scheme Consideration (any such proposed transaction, a “Medtronic Revised Acquisition”), such that the Covidien Superior Proposal no longer constitutes a Covidien Superior Proposal, and (z) at the end of such Medtronic Notice Period, the Covidien Board has determined (after consultation with Covidien’s financial advisor and outside legal counsel) that (i) the Covidien Superior Proposal continues to be a Covidien Superior Proposal notwithstanding the Medtronic Revised Acquisition and taking into account all amendments and proposed changes made thereto during the Medtronic Notice Period and (ii) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. In the event that during the Medtronic Notice Period any material revision is made to the terms of the Covidien Superior Proposal, Covidien shall be required, upon each such revision, to deliver a new Covidien Superior Proposal Notice to Medtronic and to comply with the requirements of this Clause 5.3(i)(i) with respect to such new Covidien Superior Proposal Notice, except that the Notice Period shall be the greater of two Business Days and the amount of time remaining in the initial Notice Period; and

(ii)

in the event that a competitive situation arises pursuant to Rule 31.4 of the Takeover Rules in relation to Medtronic and a third party or parties, Covidien shall use its reasonable best efforts to obtain permission from the Panel to provide that the auction procedure determined by the Panel shall give effect to and be consistent with Medtronic’s rights and the obligations of Covidien and the Covidien Board pursuant to this Clause 5.3(i), and Covidien shall, to the extent reasonably practicable, keep Medtronic reasonably informed of any discussions with the Panel in respect of the determination of such auction procedure.

5.4	Non-Solicitation Applicable to Medtronic

(a)	Medtronic agrees that neither it nor any Subsidiary of Medtronic shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives and any person Acting in Concert with Medtronic not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Medtronic Alternative Proposal, (ii) participate in any discussions or negotiations regarding a Medtronic Alternative Proposal with, or furnish any nonpublic information regarding a Medtronic Alternative Proposal to, any person that has made or, to Medtronic’s knowledge, is considering making a Medtronic Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.4, or (iii) waive, terminate, modify or fail to use its reasonable best efforts to enforce any provision of any “standstill” or similar obligation of any person with respect to Medtronic or any of its Subsidiaries (provided that Medtronic shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required by this subclause (iii) if the Medtronic Board determines in good faith (after consultation with Medtronic’s outside legal advisors) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law). Medtronic shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Medtronic Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a Medtronic Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b)

Notwithstanding the limitations set forth in Clause 5.4(a), if Medtronic receives a bona fide written Medtronic Alternative Proposal or enquiry or proposal from a person who is intending on making a Medtronic Alternative Proposal and the Medtronic Board determines in good faith (after consultation with Medtronic’s financial advisor and outside legal counsel) that (i) such Medtronic Alternative Proposal, enquiry or proposal either constitutes a Medtronic Superior Proposal or could reasonably be expected to result in a Medtronic Superior Proposal and (ii) the failure to take the actions described in clauses (x) and (y) below would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and which Medtronic Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Clause 5.4, Medtronic may take any or all of the following actions:

(x) furnish nonpublic information to the third party (and any persons Acting in Concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Medtronic Alternative Proposal (provided that all such information has previously been provided to Covidien or is provided to Covidien substantially concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Medtronic receives from the third party an executed confidentiality agreement on terms (including any “standstill” terms, which, for the avoidance of doubt, shall not include the “fall away” provisions to the “standstill” terms set forth in the Confidentiality Agreement) no less restrictive of such person than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to such Medtronic Alternative Proposal. Medtronic will (1) promptly (and in any event within 24 hours of receipt) notify Covidien orally and in writing of the receipt of any Medtronic Alternative Proposal or any initial communication or proposal that may reasonably be expected to lead to a Medtronic Alternative Proposal and shall, in the case of any such notice to Covidien as to receipt of a Medtronic Alternative Proposal or such a proposal, set forth the material terms and conditions of such Medtronic Alternative Proposal or such proposal (including any changes to such material terms and conditions) and the identity of the person making any such Medtronic Alternative Proposal and (2) thereafter shall promptly keep Covidien reasonably informed on a reasonably current basis of any material change to the terms and status of any such Medtronic Alternative Proposal. Without limiting the generality of clause (2) of the preceding sentence, Medtronic shall provide to Covidien as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written material received by Medtronic or any of its Subsidiaries from the person making a Medtronic Alternative Proposal (or such person’s Representatives) that is material to understanding such Medtronic Alternative Proposal and of all written material provided by Medtronic or any of its Subsidiaries to the person making a Medtronic Alternative Proposal (or such person’s Representatives) that is material to understanding any counterproposal or other material substantive response by Medtronic to such Medtronic Alternative Proposal, including draft agreements or term sheets received in connection therewith. Medtronic shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement that prohibits Medtronic from providing such information to Covidien.

(c)

Except as set forth in Clauses 5.4(d), (e) and (f) below, neither the Medtronic Board nor any committee thereof shall (i) (A) withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to Covidien), or propose publicly to withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to Covidien), the Medtronic Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Medtronic Alternative Proposal (any action in this subclause (i) being referred to as an “Medtronic Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule

14d-9(f) of the Exchange Act in and of itself shall constitute a Medtronic Change of Recommendation and (y) for the avoidance of doubt, the provision by Medtronic to Covidien of notice or information in connection with a Medtronic Alternative Proposal or Medtronic Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Medtronic Change of Recommendation) or (ii) cause or allow Medtronic or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Medtronic Alternative Proposal, or requiring, or reasonably expected to cause, Medtronic to abandon, terminate, delay or fail to consummate the Acquisition (other than a confidentiality agreement as contemplated by Clause 5.4(b)).

(d)	Nothing in this Agreement shall prohibit or restrict the Medtronic Board, at any time prior to obtaining the Medtronic Shareholder Approval, from making a Medtronic Change of Recommendation if the Medtronic Board has concluded in good faith (after consultation with Medtronic’s outside legal counsel and financial advisor) (i) that a Medtronic Alternative Proposal constitutes a Medtronic Superior Proposal and (ii) that the failure to make a Medtronic Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Medtronic shall have provided prior written notice to Covidien, at least three Business Days in advance, of the Medtronic Board’s intention to make such Medtronic Change of Recommendation, and provided, further, that the Medtronic Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Covidien in response to such prior written notice or otherwise, and during such three Business Day period Medtronic shall engage in good faith negotiations with Covidien regarding any changes to the terms of this Agreement proposed by Covidien.

(e)

Nothing in this Agreement shall prohibit or restrict the Medtronic Board, in response to an Intervening Event, from making a Medtronic Change of Recommendation at any time prior to obtaining the Medtronic Shareholder Approval if the Medtronic Board has concluded in good faith (after consultation with Medtronic’s outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Medtronic shall have provided prior written notice to Covidien, at least three Business Days in advance, of the Medtronic Board’s intention to make such Medtronic Change of Recommendation and the reasons therefor, and provided, further, that the Medtronic Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Covidien in response to such prior written notice or otherwise, and during such three Business Day period Medtronic shall engage in good faith negotiations with Covidien regarding any changes to the terms of this Agreement proposed by Covidien. Notwithstanding any Medtronic Change of

Recommendation, unless this Agreement has been terminated in accordance with Clause 9, Medtronic shall hold the Medtronic Shareholders Meeting in accordance with Clause 3.7 for purposes of obtaining the Medtronic Shareholder Approval, and nothing contained herein shall be deemed to relieve Medtronic of such obligation.

(f)	Nothing contained in this Agreement shall prohibit or restrict Medtronic or the Medtronic Board from (i) taking and disclosing to the Medtronic Shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Medtronic Shareholders if in the good faith judgment of the Medtronic Board (after consultation with Medtronic’s outside legal counsel), failure to so disclose and/or take would give rise to a violation of applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Medtronic Board with respect to a Medtronic Alternative Proposal shall be deemed to be a Medtronic Change of Recommendation unless Medtronic, in connection with such disclosure, (x) publicly states that the Medtronic Board expressly rejects the applicable Medtronic Alternative Proposal or expressly reaffirms the Medtronic Recommendation or (y) does not publicly state that the Medtronic Board recommends acceptance of the applicable Medtronic Alternative Proposal (provided that this clause (y) shall apply only if such disclosure is made at a time when Medtronic has provided notice to Covidien of its intention to make a Medtronic Change of Recommendation and the Medtronic Board is not yet permitted to effect such Medtronic Change of Recommendation, provided, further, that if, within two Business Days following the date on which the Medtronic Board is permitted to effect such Medtronic Change of Recommendation, the Medtronic Board does not expressly reaffirm the Medtronic Recommendation, the Medtronic Board shall thereupon be deemed to make a Medtronic Change of Recommendation).

(g)	As used in this Agreement, “Medtronic Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any person for (i) the acquisition of Medtronic by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 20% or more of the assets of Medtronic and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Medtronic’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 20% or more of the outstanding Medtronic Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Medtronic as a result of which the holders of Medtronic Shares immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

(h)	As used in this Agreement “Medtronic Superior Proposal” shall mean a written Medtronic Alternative Proposal made by any person that the Medtronic Board determines in good faith (after consultation with Medtronic’s financial advisor and outside legal counsel) is more favourable to the Medtronic Shareholders than the transactions contemplated by this Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Medtronic Board considers to be appropriate (it being understood that, for purposes of the definition of “Medtronic Superior Proposal”, references to “20%” and “80%” in the definition of Medtronic Alternative Proposal shall be deemed to refer to “50%”).

6.	REPRESENTATIONS AND WARRANTIES

6.1	Covidien Representations and Warranties

Except as disclosed in the Covidien SEC Documents filed or furnished with the SEC since September 28, 2012 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable clause of the disclosure schedule delivered by Covidien to Medtronic immediately prior to the execution of this Agreement (the “Covidien Disclosure Schedule”) (it being agreed that disclosure of any item in any clause of the Covidien Disclosure Schedule shall be deemed disclosure with respect to any other subclause of this Clause 6.1 to which the relevance of such item is reasonably apparent on its face), Covidien represents and warrants to the Medtronic Parties as follows:

(a)	Qualification, Organisation, Subsidiaries, etc. Each of Covidien and its Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect. Covidien has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Memorandum and Articles of Association of Covidien (the “Covidien Memorandum and Articles of Association”) as amended to the date hereof. The Covidien Memorandum and Articles of Association are in full force and effect and Covidien is not in violation of the Covidien Memorandum and Articles of Association, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect.

(i)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Covidien have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Covidien free and clear of all Liens, other than Covidien Permitted Liens.

(b)	Capital.

(i)	The authorised capital of Covidien consists of 40,000 ordinary shares, nominal value €1.00 per share (“Covidien Euro-Denominated Shares”), 1,000,000,000 Covidien Shares and 125,000,000 preferred shares, nominal value US$0.20 per share (“Covidien Preferred Shares”). As of June 12, 2014 (the “Covidien Capitalisation Date”), (A) (i) 451,173,169 Covidien Shares were issued and outstanding and (ii) no Covidien Euro-Denominated Shares were issued or outstanding, (B) (i) 1,994,832 Covidien Shares were held in treasury and (ii) no Covidien Shares were held by Subsidiaries of Covidien, (C) 64,801,716 Covidien Shares were reserved for issuance pursuant to the Covidien Share Plan and 941,776 Covidien Shares were reserved for issuance pursuant to the Covidien Savings Related Share Plan, (D) 527,694 Covidien Shares were reserved for issuance pursuant to the Tyco International Ltd. 2004 Stock and Incentive Plan and (E) no Covidien Preferred Shares were issued or outstanding. All the outstanding Covidien Shares are, and all Covidien Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights (other than any statutory pre-emptive rights granted under the Companies Acts).

(ii)	Except as set forth in subclause (i) above, as of the date hereof: (A) Covidien does not have any shares of capital in issue or outstanding other than Covidien Shares that have become outstanding after the Covidien Capitalisation Date, but were reserved for issuance as set forth in subclause (i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which Covidien or any of Covidien’s Subsidiaries is a party obligating Covidien or any of Covidien’s Subsidiaries to (I) issue, transfer or sell any shares in the capital or other equity interests of Covidien or any Subsidiary of Covidien or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Covidien or a wholly owned Subsidiary of Covidien); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares in its capital or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned by Covidien and/or one or more of its Subsidiaries.

(iii)	Neither Covidien nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Covidien Shareholders on any matter.

(iv)	There are no voting trusts or other agreements or understandings to which Covidien or any of its Subsidiaries is a party with respect to the voting of the shares in the capital or other equity interest of Covidien or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)	Covidien has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Covidien Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Covidien Distributable Reserves Resolution by the Covidien Shareholders and the Medtronic Distributable Reserves Resolution by the Medtronic Shareholders, to the adoption by the shareholders of Holdco of the resolution contemplated by Clause 7.11(c)(i) and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Covidien Board and, except for (A) the Covidien Shareholder Approval and (B) the filing of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Covidien are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Covidien Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Covidien and the Covidien Shareholders and has adopted a resolution to make, subject to Clause 5.3 and to the obligations of the Covidien Board under the Takeover Rules, the Scheme Recommendation and the recommendation contemplated by Clause 3.6(c)(iii). This Agreement has been duly and validly executed and delivered by Covidien and, assuming this Agreement constitutes the valid and binding agreement of the Medtronic Parties, constitutes the valid and binding agreement of Covidien, enforceable against Covidien in accordance with its terms.

(ii)	Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements of other Antitrust Laws, (G) any applicable requirements of the NYSE and (H) the other Clearances set forth on Clause 6.1(c)(ii) of the Covidien Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Covidien of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Medtronic or its Affiliates or Laws or contracts binding on Medtronic or its Affiliates.

(iii)	The execution and delivery by Covidien of this Agreement and the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.1(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Covidien or any of Covidien’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of Covidien or any of Covidien’s Subsidiaries, other than Covidien Permitted Liens, or of Medtronic or any of Medtronic’s Subsidiaries, (B) conflict with or result in any violation of any provision of the Organisational Documents of Covidien or any of Covidien’s Subsidiaries or (C) conflict with or violate any Laws applicable to Covidien or any of Covidien’s Subsidiaries or any of their respective properties or assets, other than, (I) in the case of subclauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, and (II) as may arise as a result of facts or circumstances relating to Medtronic or its Affiliates or Laws or contracts binding on Medtronic or its Affiliates.

(d)	Reports and Financial Statements.

(i)

Since December 31, 2011 through the date of this Agreement, Covidien has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Covidien SEC

Documents”) and has filed prior to the date hereof all returns, particulars, resolutions and documents required to be filed or to be delivered on behalf of Covidien with the Registrar of Companies in Ireland. As of their respective dates, or, if amended, as of the date of the last such amendment, the Covidien SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Covidien SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)	The consolidated financial statements (including all related notes and schedules) of Covidien included in the Covidien SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Covidien and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)

Internal Controls and Procedures. Covidien has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Covidien’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Covidien in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Covidien’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Covidien’s internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Covidien, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Covidien are being made only in accordance with authorisations of management and directors of Covidien, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use or disposition of Covidien’s assets that could have a material effect on its financial statements.

(f)	No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Covidien’s consolidated balance sheet (or the notes thereto) as of March 28, 2014 included in the Covidien SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 28, 2014, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, neither Covidien nor any Subsidiary of Covidien has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, have not had and would not reasonably be expected to have a Covidien Material Adverse Effect. Neither Covidien nor any of its Subsidiaries is, or since December 31, 2011 has been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g)	Compliance with Law; Permits.

(i)	Covidien and each of Covidien’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Covidien, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect.

(ii)	Covidien and Covidien’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Covidien and Covidien’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Covidien Permits”), except where the failure to have any of the Covidien Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect. All Covidien Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect.

(iii)	Notwithstanding the foregoing, no representation or warranty shall be deemed to be made in this Clause 6.1(g) in respect of the matters referenced in Clause 6.1(e), 6.1(m) or 6.1(w), or in respect of environmental, Tax, employee benefits or labour Law matters.

(h)

Environmental Laws and Regulations. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Covidien Material Adverse Effect: (i) Covidien and its Subsidiaries (and, to the knowledge of Covidien, its former Subsidiaries) are now and have been since June 15, 2009 in compliance with all, and have not since June 15, 2009 violated any, applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by Covidien or any of its Subsidiaries (or, to the knowledge of Covidien, its former Subsidiaries) (including soils, groundwater, surface water, buildings or other structures), or any other location used by Covidien or any of its Subsidiaries (or, to the knowledge of Covidien, its former Subsidiaries), is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability, in any case by or affecting Covidien or any of its Subsidiaries or, following Completion, Holdco or any of its Subsidiaries; (iii) neither Covidien nor any of its Subsidiaries (or, to the knowledge of Covidien, its former Subsidiaries) has received since June 15, 2009 any notice, demand letter, claim or request for information alleging that Covidien or any of its Subsidiaries (or, to the knowledge of Covidien, its former Subsidiaries) may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (iv) neither Covidien nor any of its Subsidiaries (or, to the knowledge of Covidien, its former Subsidiaries) is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) Covidien and each of its Subsidiaries has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing. As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or (C) noise, odour, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (A) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); and (B) based upon (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Relevant Authority and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defence and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and

financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and any pollutant, chemical or substance that is subject to regulation, control or remediation under any environmental Law, including any petroleum product or by-product, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mould, mould spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Relevant Authority or those which a Relevant Authority or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under “removal,” “remedial,” or other “response” actions. As used herein, the term “Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

(i)	Employee Benefit Plans.

(i)

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, (A) each of the Covidien Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Covidien Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (C) no Covidien Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Covidien or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law; (D) no liability under Title IV of ERISA has been incurred by Covidien, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Covidien, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (E) no Covidien Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (F) all contributions or other amounts payable by Covidien or its Subsidiaries as of the Effective Time pursuant to each Covidien Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with U.S. GAAP or applicable international accounting standards; (G) neither Covidien nor any of its Subsidiaries has engaged in a transaction in connection with which Covidien or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (H) there are no pending, or to the knowledge of Covidien, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Covidien Benefit Plans or any trusts related thereto that would result in a material liability.

(ii)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, each of the Covidien Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favourable determination letter or opinion letter as to its qualification. Each such favourable determination letter has been provided or made available to Medtronic.

(iii)	Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Covidien Group under any Covidien Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Covidien Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(iv)	Clause 6.1(i)(iv) of the Covidien Disclosure Schedule sets forth, with respect to the Covidien Share Plan, (A) the aggregate number of Covidien Shares that are subject to Covidien Options, (B) the aggregate number of Covidien Shares that are subject to performance-based Covidien Share Awards (including the aggregate amount of any corresponding dividend equivalent units), assuming target performance and (C) the aggregate number of Covidien Shares that are subject to Covidien Share Awards (including the aggregate amount of any corresponding dividend equivalent units) that do not include performance-based vesting criteria.

(j)	Absence of Certain Changes or Events. Since September 27, 2013 through the date of this Agreement, other than with respect to the transactions contemplated by this Agreement, the businesses of Covidien and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice. Since September 27, 2013, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect. From September 27, 2013 through the date of this Agreement, neither Covidien nor any of its Subsidiaries has taken any action that would constitute a breach of Clause 5.1(b)(xvi) had such action been taken after the execution of this Agreement.

(k)	Investigations; Litigation. As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Covidien, threatened) by any Relevant Authority with respect to Covidien or any of Covidien’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Covidien, threatened) against Covidien or any of Covidien’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of subclause (i) or (ii), have had or would reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect.

(l)

Information Supplied. The information relating to Covidien and its Subsidiaries to be contained in the Joint Proxy Statement and the Form S-4 and any other documents filed or furnished with or to the High Court, the SEC or pursuant to the Act and the Takeover Rules in each case in connection with the Acquisition will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first posted to Covidien Shareholders and at the time the Form S-4 is declared effective or at the time of the Court Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement (other than the portions thereof relating solely to the Medtronic Shareholders Meeting) and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document and any related documents for which the Covidien Directors are responsible under the Takeover Rules and any related filings for which the Covidien Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.1(l), no representation or warranty is made by Covidien with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Covidien.

(m)	Regulatory Matters.

(i)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, (i) each of Covidien and the Covidien Subsidiaries holds all Covidien Permits and Clearances, including (x) all authorizations under the FDCA (including Section 510(k) thereof), the regulations of the FDA promulgated thereunder and the MDD, and (y) authorizations of any applicable Relevant Authority that are concerned with the quality, identity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of the Covidien Products (any such Relevant Authority, a “Covidien Regulatory Agency”) necessary for the lawful operation of the businesses of Covidien or any of the Covidien Subsidiaries in each jurisdiction in which such person operates (the “Covidien Regulatory Permits”); (ii) all such Covidien Regulatory Permits are valid and in full force and effect; and (iii) Covidien is in compliance with the terms of all Covidien Regulatory Permits. All Covidien Regulatory Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect.

(ii)

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, the businesses of each of Covidien and the Covidien Subsidiaries are being conducted in compliance with, and such persons have appropriate internal controls that are reasonably designed to ensure compliance with, all applicable Laws, including (t) the FDCA (including all applicable registration and listing requirements set forth in Section 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807); (u) federal Medicare and Medicaid statutes and related state or local statutes; (v) any comparable foreign Laws for any of the foregoing (including the MDD); (w) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. § 1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local Laws); (x) state or provincial licensing, disclosure and reporting requirements; (y) Laws with respect to the protection of personally identifiable information collected or maintained by or on behalf of Covidien or Covidien’s Subsidiaries; and (z) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Covidien Healthcare Laws”). Since December 31, 2011, neither Covidien nor any of the Covidien Subsidiaries has received any written notification or communication from any Covidien Regulatory Agency, including without limitation the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services or any other “notified body” or “competent authority” or corresponding Relevant Authority in any jurisdiction, of noncompliance by, or liability of Covidien or the Covidien Subsidiaries under, any Covidien Healthcare Laws, except where such noncompliance or liability has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect.

(iii)	Covidien and the Covidien Subsidiaries are not party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Covidien Regulatory Agency and, to Covidien’s knowledge, no such action is currently contemplated, proposed or pending.

(iv)	All pre-clinical and clinical investigations conducted or sponsored by each of Covidien and the Covidien Subsidiaries are being conducted in compliance with all applicable Laws administered or issued by the applicable Covidien Regulatory Agencies, including, without limitation, (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (iii) any comparable foreign Laws for any of the foregoing or other Laws regulating the conduct of pre-clinical and clinical investigations and (iv) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Covidien Material Adverse Effect.

(v)	Since December 31, 2011, neither Covidien nor any of the Covidien Subsidiaries has received any written notice from the FDA (including any inspection reports on Form 483) or any foreign agency with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices which would reasonably be expected to lead to the denial, suspension or revocation of any application or grant for marketing approval with respect to any material Covidien Product currently pending before or previously approved or cleared by the FDA or such other Covidien Regulatory Agency.

(vi)	Since December 31, 2011, all reports, documents, claims, permits, notices and Medical Device Reports of adverse events (“MDRs”) required to be filed, maintained or furnished to the FDA or any other Covidien Regulatory Agency by Covidien and the Covidien Subsidiaries have been so filed, maintained or furnished in a timely manner, except where failure to file, maintain or furnish such reports, documents, claims, permits, notices or MDRs has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither Covidien nor any of the Covidien Subsidiaries, nor, to the knowledge of Covidien, any officer, employee, agent or distributor of Covidien or any of the Covidien Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Covidien Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Covidien Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Covidien or any of the Covidien Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Covidien Regulatory Agency to invoke any similar policy. Neither Covidien nor any of the Covidien Subsidiaries, nor, to the knowledge of Covidien, any officer, employee, agent or distributor of Covidien or any of the Covidien Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Covidien nor any of the Covidien Subsidiaries, nor, to the knowledge of Covidien, any officer, employee, agent or distributor of Covidien or any of the Covidien Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(vii)

As to each Covidien Product or Covidien Product candidate subject to the FDCA, the regulations of the FDA promulgated thereunder or similar Law in any foreign jurisdiction (including the MDD) that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Covidien or any of the Covidien Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, each such Covidien Product or Covidien Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labelling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the knowledge of Covidien, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Covidien Product or Covidien Product candidate by Covidien or any of the Covidien Subsidiaries of any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect.

(viii)	Since December 31, 2011, each of Covidien and the Covidien Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued any “Class I” recall or material field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Covidien Product or is currently considering initiating, conducting or issuing any “Class I” recall of any Covidien Product. To the knowledge of Covidien, there are no facts which are reasonably likely to cause, and Covidien has not received since December 31, 2011 any written notice from the FDA or any other Covidien Regulatory Agency regarding, (i) the recall, market withdrawal or replacement of any Covidien Product sold or intended to be sold by Covidien or the Covidien Subsidiaries, (ii) a change in the marketing classification or a material change in the labelling of any such Covidien Products, (iii) a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such Covidien Products, or (iv) a negative change in reimbursement status of a Covidien Product, that in each case, has had or would reasonably be expected to have a material impact on the business of Covidien and its Subsidiaries.

(n)	Tax Matters.

(i)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect:

(A)	all Tax Returns that are required to be filed by or with respect to Covidien or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete;

(B)	Covidien and its Subsidiaries have, within the time and manner prescribed by applicable Law, paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with U.S. GAAP on the financial statements of Covidien and its Subsidiaries;

(C)	all Taxes due and payable by Covidien or any of its Subsidiaries have been adequately provided for, in accordance with U.S. GAAP, in the financial statements of Covidien and its Subsidiaries for all periods ending on or before the date of such financial statements;

(D)	during the last three years, no claim has been made in writing by a Tax Authority in a jurisdiction where any of Covidien or its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction;

(E)	none of Covidien or any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in section 6707A(c)(2) of the Code and Treasury Regulation section 1.6011-4(b), or any similar provision of state, local or non-U.S. law;

(F)	neither Covidien nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement other than in connection with the Mallinckrodt Spinoff;

(G)	none of Covidien or any of its Subsidiaries will be required to include a material item of income (or exclude a material item of deduction) in any taxable period beginning after the Effective Time as a result of installment sale or open transaction disposition made on or prior to the Completion Date;

(H)	none of Covidien’s U.S. Subsidiaries that is directly and wholly owned by one or more foreign corporations, within the meaning of Section 7701 of the Code, has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code; and

(I)	there are no liens for Taxes upon any property or assets of Covidien or any of its Subsidiaries, except for Covidien Permitted Liens.

(ii)	As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means any and all taxes (including customs duties or fines), fees, levies, imposts, duties or other similar assessments in the nature of a tax, imposed by or payable to any federal, state, provincial, local or foreign Tax Authority, and includes all U.S. federal, state, local and non-U.S.

gross or net income, gain, profits, windfall profits, franchise, gross receipts, estimated, capital, documentary, transfer, ad valorem, premium, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment compensation, social security, disability, use, property, unclaimed property, escheat, withholding or backup withholding, excise, production, value added and occupancy taxes, together with all interest, penalties and additions imposed with respect thereto, and any liability for the foregoing of another Person under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by operation of law, by contract or otherwise (excluding customary Tax indemnification provisions in commercial contracts not primarily relating to Taxes), (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) filed or required to be filed with a Tax Authority relating to Taxes, including all attachments thereto and any amendments or supplements thereof and (C) the term “Tax Authority” means any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to Taxes (including the Internal Revenue Service (the “IRS”) and the Irish Revenue Commissioners and any similar state, local, or non-U.S. revenue agency).

(o)	Labour Matters.

(i)	No member of the Covidien Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Covidien Group is subject to a labour dispute, strike or work stoppage except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect. To the knowledge of Covidien, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Covidien Group, except for those the formation of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect.

(ii)	The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Covidien Group, except for where the failure to obtain any such consent or make any such advance notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect.

(p)	Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, either Covidien or a Subsidiary of Covidien owns, or is licensed or otherwise possesses legally enforceable rights to use, all intellectual property and other proprietary rights, including in and to all worldwide trademarks, domain names, copyrights, patents and trade secrets, including any registration or application of registration therefor (collectively, the “Intellectual Property”) used in their respective businesses as currently conducted. With respect to Intellectual Property owned by Covidien or Covidien’s Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, Covidien or Covidien’s Subsidiaries has good and valid title thereto, free and clear of all Liens and Covidien or Covidien’s Subsidiaries is or are the sole and exclusive owner thereof. There are no pending or, to the knowledge of Covidien, threatened claims against Covidien or its Subsidiaries by any person alleging infringement, misappropriation or other violation by Covidien or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that have had or would reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, to the knowledge of Covidien, the conduct of the businesses of Covidien and its Subsidiaries does not infringe upon, misappropriate or otherwise violate any Intellectual Property rights or any other similar proprietary right of any person. As of the date hereof, neither Covidien nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement has had or would reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect.

(q)	Real Property.

(i)

With respect to the real property owned by Covidien or any Subsidiary (such property collectively, the “Covidien Owned Real Property”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, either Covidien or a Subsidiary of Covidien has good and valid title to such Covidien Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on Covidien’s consolidated balance sheet (or the notes thereto) as of March 28, 2014 included in the Covidien SEC Documents filed on or prior to the date hereof or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since March 28, 2014 or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of subclauses (A) through (E), a “Covidien Permitted Lien”). As of the date hereof, neither Covidien nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Covidien there is no threatened, condemnation proceeding with respect to any Covidien Owned Real Property, except proceedings which have not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect.

(ii)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, (A) each material lease, sublease and other agreement under which Covidien or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Covidien and its Subsidiaries are conducted (the “Covidien Leased Real Property”), is valid, binding and in full force and effect and (B) no uncured default of a material nature on the part of Covidien or, if applicable, its Subsidiary or, to the knowledge of Covidien, the landlord thereunder exists with respect to any Covidien Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, Covidien and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Covidien Leased Real Property, free and clear of all Liens, except for Covidien Permitted Liens. As of the date hereof, neither Covidien nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Covidien, there is no threatened, condemnation proceeding with respect to any Covidien Leased Real Property, except any such proceeding which has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect.

(r)	Opinion of Financial Advisor. The Covidien Board has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the assumptions and limitations set forth in the opinion, the Scheme Consideration is fair to the Covidien Shareholders (other than Medtronic and its Affiliates) from a financial point of view.

(s)	Required Vote of Covidien Shareholders. The Covidien Shareholder Approval is the only vote of holders of securities of Covidien which is required to consummate the transactions contemplated hereby (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Covidien Distributable Reserves Resolution by the Covidien Shareholders).

(t)	Material Contracts.

(i)	Except for this Agreement or any contracts filed as exhibits to the Covidien SEC Documents, as of the date hereof, neither Covidien nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all such “material contracts” of Covidien and its Subsidiaries, other than Covidien Benefit Plans, being referred to herein as “Covidien Material Contracts”).

(ii)	Neither Covidien nor any Subsidiary of Covidien is in breach of or default under the terms of any Covidien Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect. To the knowledge of Covidien, as of the date hereof, no other party to any Covidien Material Contract is in breach of or default under the terms of any Covidien Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, each Covidien Material Contract (except those which may be cancelled, rescinded, terminated or not renewed after the date hereof in accordance with their terms) is a valid and binding obligation of Covidien or the Subsidiary of Covidien which is party thereto and, to the knowledge of Covidien, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(u)	Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect, (i) all current, material insurance policies and contracts (or replacements thereof) of Covidien and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Covidien nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a Covidien Material Adverse Effect.

(v)	Finders or Brokers. Except for Goldman, Sachs & Co., neither Covidien nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition.

(w)	FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, have not had and would not reasonably be expected to result in material liability to Covidien or any of its Subsidiaries:

(i)	neither Covidien nor any Covidien Subsidiary, nor any director, manager or employee of Covidien or any Covidien Subsidiary has in the last five years, in connection with the business of Covidien or any Covidien Subsidiary, itself or, to Covidien’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Covidien or any Covidien Subsidiary, taken any action in violation of the FCPA, since July 1, 2011 only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(ii)	neither Covidien nor any Covidien Subsidiary, nor any director, manager or employee of Covidien or any Covidien Subsidiary, are, or in the past five years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Relevant Authority, involving Covidien or any Covidien Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA and, since July 1, 2011 only, the Bribery Act;

(iii)	Covidien and every Covidien Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Covidien and every Covidien Subsidiary as required by the FCPA in all material respects;

(iv)	Covidien and every Covidien Subsidiary has instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(v)	no officer, director, or employee of Covidien or any Covidien Subsidiary is a Government Official.

(x)	Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Covidien Memorandum and Articles of Association is, or at the Effective Time will be, applicable to Medtronic, Holdco, any of their respective Subsidiaries, the Acquisition or the Scheme.

(y)	No Other Representations. Except for the representations and warranties contained in this Clause 6.1 or in any certificates delivered by Covidien in connection with the Completion pursuant to Condition 4(c), Medtronic acknowledges that neither Covidien nor any Representative of Covidien makes any other express or implied representation or warranty with respect to Covidien or any of its Subsidiaries or with respect to any other information provided or made available to Medtronic in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Medtronic or to Medtronic’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

6.2	Medtronic Representations and Warranties

Except as disclosed in the Medtronic SEC Documents filed or furnished with the SEC since April 27, 2012 and publicly available prior to the date hereof or in the Draft Medtronic 2014 10-K (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable clause of the disclosure schedule delivered by Medtronic to Covidien immediately prior to the execution of this Agreement (the “Medtronic Disclosure Schedule”) (it being agreed that disclosure of any item in any clause of the Medtronic Disclosure Schedule shall be deemed disclosure with respect to any other subclause of this Clause 6.2 to which the relevance of such item is reasonably apparent on its face), Medtronic and Holdco jointly and severally represent and warrant to Covidien as follows:

(a)	Qualification, Organisation, Subsidiaries, etc. Each of Medtronic and its Subsidiaries and each of the Medtronic Merger Parties is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect. Medtronic has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Amended and Restated Articles of Incorporation of Medtronic (the “Medtronic Articles of Incorporation”) as amended to the date hereof. The Medtronic Articles of Incorporation are in full force and effect and Medtronic is not in violation of the Medtronic Articles of Incorporation, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(i)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Medtronic have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Medtronic free and clear of all Liens, other than Medtronic Permitted Liens.

(ii)	Medtronic Merger Parties.

(A)	Since their respective dates of formation, none of the Medtronic Merger Parties have carried on any business or conducted any operations other than the execution of this Agreement, the performance of their obligations hereunder and thereunder and matters ancillary thereto.

(B)	As of the date hereof, the authorised share capital of Holdco consists of 2,600,000,000 ordinary shares, nominal value US$0.0001 per share, 127,500,000 preference shares, nominal value US$0.20 per share, and 1,000 ordinary shares, nominal value €1.00 per share, of which seven ordinary shares, par value €1.00 per share, are currently issued. All of the issued shares in Holdco have been validly issued, are fully paid and nonassessable and, except to the extent contemplated by Schedule 8.1(b)(ii), are owned directly by Kalani II Limited, Kalani III Limited, Kalani IV Limited, Kalani V Limited, Kalani VI Limited, Kalani VII Limited and Goodbody Subscriber One Limited (one share each), free and clear of any Lien. As of the date hereof, the authorised share capital of IrSub consists of 1,000 ordinary shares, nominal value €1.00 per share, of which one ordinary share is currently issued to Holdco. As of the date hereof, the authorised share capital of U.S. Holdco consists of (i) 10,000 shares of Common Stock, par value US$0.01 per share, none of which are currently issued, (ii) one share of Redeemable Class A Common Stock, par value US$0.01 per share, of which one Class A common share is currently issued and (iii) 10,000 shares of Preferred Stock, par value $0.01 per share, of which ten shares of Preferred Stock are currently issued to Holdco. All of the issued shares in U.S. Holdco have been validly issued, are fully paid and nonassessable and are owned directly by the holders thereof free and clear of any Lien. As of the date hereof, the authorised share capital of U.S. AcquisitionCo consists of 1,000 shares of Common Stock, par value US$0.01 per share, of which 1,000 shares of Common Stock are currently issued to U.S. Holdco. All of the issued shares of Common Stock in U.S. AcquisitionCo have been validly issued, are fully paid and nonassessable and are owned directly by U.S. Holdco free and clear of any Lien. All of the membership interests in MergerSub have been validly issued, are fully paid and nonassessable and are owned directly by U.S. AcquisitionCo free and clear of any Lien. All of the Share Consideration, when issued pursuant to the Acquisition and the Merger and this Agreement and delivered pursuant hereto will, at such time, be duly authorised, validly issued, fully paid and non-assessable and free of all Liens and pre-emptive rights (other than any statutory pre-emptive rights granted under the Companies Acts).

(C)	Medtronic has made available to Covidien, prior to the date of this Agreement, complete and accurate copies of the Memorandum and Articles of Association of Holdco (the “Holdco Memorandum and Articles of Association”) and the Organisational Documents of each of the other Medtronic Merger Parties (the “Other Medtronic Merger Party Organisational Documents”) as amended to the date hereof. The Medtronic Articles of Incorporation, the Medtronic Bylaws, the Holdco Memorandum and Articles of Association and the Other Medtronic Merger Party Organisational Documents are in full force and effect, Holdco is not in violation of the Holdco Memorandum and Articles of Association and the other Medtronic Merger Parties are not in violation of the Other Medtronic Merger Party Organisational Documents, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(b)	Capital Stock.

(i)	The authorised capital stock of Medtronic consists of 1,600,000,000 Medtronic Shares and 2,500,000 shares of preferred stock, par value US$1.00 per share (“Medtronic Preferred Shares”). As of June 12, 2014 (the “Medtronic Capitalisation Date”), (A) 996,506,171 Medtronic Shares were issued and outstanding, (B) no Medtronic Shares were held in treasury, (C) 322,667,705 Medtronic Shares were reserved for issuance pursuant to the Medtronic Share Plans and 25,000,000 Medtronic Shares were reserved for issuance pursuant to the Medtronic ESPP and (D) no Medtronic Preferred Shares were issued or outstanding. All the outstanding Medtronic Shares are, and all Medtronic Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)

Except as set forth in subclause (i) above and, in the case of clause (B), as expressly contemplated by Schedule 8.1(b)(ii), as of the date hereof: (A) Medtronic does not have any shares of capital stock issued or outstanding other than Medtronic Shares that have become outstanding after the Medtronic Capitalisation Date, but were reserved for issuance as set forth in subclause (i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Medtronic or any of Medtronic’s Subsidiaries is a party obligating Medtronic or any of Medtronic’s Subsidiaries to (I) issue, transfer or sell any shares of capital stock or other equity interests of Medtronic or any Subsidiary of Medtronic or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Medtronic or a wholly owned Subsidiary of

Medtronic); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned by Covidien and/or one or more of its Subsidiaries.

(iii)	None of Medtronic nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Medtronic Shareholders on any matter.

(iv)	There are no voting trusts or other agreements or understandings to which Medtronic or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Medtronic or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)

Medtronic and each Medtronic Merger Party has all requisite corporate power and authority to enter into this Agreement and, with respect to Medtronic, the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Medtronic Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Covidien Distributable Reserves Resolution by the Covidien Shareholders and the Medtronic Distributable Reserves Resolution by the Medtronic Shareholders and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition and the Merger, as applicable. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Medtronic Board and (in the case of this Agreement) the board of directors of each Medtronic Merger Party and, except for (A) the Medtronic Shareholder Approval, (B) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and (C) the filing of the required documents in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Medtronic or any Medtronic Merger Party are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Medtronic Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Medtronic and the Medtronic Shareholders and has adopted a resolution to make the Medtronic Recommendation. This Agreement has been duly and validly executed and delivered by Medtronic and each Medtronic Merger Party and, assuming this Agreement constitutes the valid and binding agreement of Covidien, constitutes the valid and binding agreement of Medtronic and each Medtronic Merger Party, enforceable against Medtronic and each Medtronic Merger Party in accordance with its terms.

(ii)	Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements of other Antitrust Laws, (G) the requirement to file the Articles of Merger with the Secretary of State of the State of Minnesota, (H) any applicable requirements of the NYSE and (I) the other Clearances set forth on Clause 6.2(c)(ii) of the Medtronic Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Medtronic and each Medtronic Merger Party of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Covidien or its Affiliates or Laws or contracts binding on Covidien or its Affiliates.

(iii)	The execution and delivery by Medtronic and each Medtronic Merger Party of this Agreement and (in the case of Medtronic) the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.2(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Medtronic or any of Medtronic’s Subsidiaries or result in the creation of any Liens or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of Medtronic or any of Medtronic’s Subsidiaries, other than Medtronic Permitted Liens, or of Covidien or any of Covidien’s Subsidiaries, (B) conflict with or result in any violation of any provision of the Organisational Documents of Medtronic or any of Medtronic’s Subsidiaries or the Medtronic Merger Parties or (C) conflict with or violate any Laws applicable to Medtronic or any of Medtronic’s Subsidiaries or any of their respective properties or assets, other than, (I) in the case of subclauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries or Medtronic Merger Parties) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect and (II) as may arise as a result of facts or circumstances relating to Covidien or its Affiliates or Laws or contracts binding on Covidien or its Affiliates.

(d)	Reports and Financial Statements.

(i)	Since December 31, 2011 through the date of this Agreement, Medtronic has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (together with the draft annual report on Form 10-K of Medtronic for the fiscal year ended April 25, 2014 provided to Covidien prior to the date hereof (the “Draft Medtronic 2014 10-K”), the “Medtronic SEC Documents”). As of their respective dates (it being understood that the date of the Draft Medtronic 2014 10-K shall be deemed to be April 25, 2014 for this purpose), or, if amended, as of the date of the last such amendment, the Medtronic SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Medtronic SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)	The consolidated financial statements (including all related notes and schedules) of Medtronic included in the Medtronic SEC Documents when filed (it being understood that the Draft Medtronic 2014 10-K shall be deemed to have been filed on the date hereof for this purpose) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Medtronic and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)

Internal Controls and Procedures. Medtronic has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Medtronic’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Medtronic in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Medtronic’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Medtronic’s internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Medtronic, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Medtronic are being made only in accordance with authorisations of management and directors of Medtronic, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use or disposition of Medtronic’s assets that could have a material effect on its financial statements.

(f)	No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Medtronic’s consolidated balance sheet (or the notes thereto) as of April 25, 2014 included in the Draft Medtronic 2014 10-K, (ii) for liabilities incurred in the ordinary course of business since April 25, 2014, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, neither Medtronic nor any Subsidiary of Medtronic has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, have not had and would not reasonably be expected to have a Medtronic Material Adverse Effect. Neither Medtronic nor any of its Subsidiaries is, or since December 31, 2011 has been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g)	Compliance with Law; Permits.

(i)	Medtronic and each of Medtronic’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Medtronic, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(ii)

Medtronic and Medtronic’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Medtronic and Medtronic’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Medtronic Permits”), except where the failure to have any of the Medtronic Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect. All Medtronic Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(iii)	Notwithstanding the foregoing, no representation or warranty shall be deemed to be made in this Clause 6.2(g) in respect of the matters referenced in Clause 6.2(e), 6.2(m) or 6.2(x), or in respect of environmental, Tax, employee benefits or labour Law matters.

(h)	Environmental Laws and Regulations. Except for such matters as, individually or in the aggregate, has not had and would not reasonably be expected to have a Medtronic Material Adverse Effect: (i) Medtronic and its Subsidiaries (and, to the knowledge of Medtronic, its former Subsidiaries) are now and have been since June 15, 2009 in compliance with all, and have not since June 15, 2009 violated any, applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by Medtronic or any of its Subsidiaries (or, to the knowledge of Medtronic, its former Subsidiaries) (including soils, groundwater, surface water, buildings or other structures), or any other location used by Medtronic or any of its Subsidiaries (or, to the knowledge of Medtronic, its former Subsidiaries), is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability, in any case by or affecting Medtronic or any of its Subsidiaries or, following Completion, Holdco or any of its Subsidiaries; (iii) neither Medtronic nor any of its Subsidiaries (or, to the knowledge of Medtronic, its former Subsidiaries) has received since June 15, 2009 any notice, demand letter, claim or request for information alleging that Medtronic or any of its Subsidiaries (or, to the knowledge of Medtronic, its former Subsidiaries) may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (iv) neither Medtronic nor any of its Subsidiaries (or, to the knowledge of Medtronic, its former Subsidiaries) is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) Medtronic and each of its Subsidiaries has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

(i)	Employee Benefit Plans.

(i)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect, (A) each of the Medtronic Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Medtronic Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (C) no Medtronic Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Medtronic or its Subsidiaries beyond their retirement or other termination of service, other than under COBRA or comparable U.S. state law; (D) no liability under Title IV of ERISA has been incurred by Medtronic, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Medtronic, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (E) no Medtronic Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (F) all contributions or other amounts payable by Medtronic or its Subsidiaries as of the Effective Time pursuant to each Medtronic Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with U.S. GAAP or applicable international accounting standards; (G) neither Medtronic nor any of its Subsidiaries has engaged in a transaction in connection with which Medtronic or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (H) there are no pending, or to the knowledge of Medtronic, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Medtronic Benefit Plans or any trusts related thereto that would result in material liability.

(ii)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect, each of the Medtronic Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code (A) is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, and (B) has received a favourable determination letter or opinion letter as to its qualification. Each such favourable determination letter has been provided or made available to Covidien.

(iii)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Medtronic Group under any Medtronic Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Medtronic Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(j)	Absence of Certain Changes or Events. Since April 25, 2014 through the date of this Agreement, other than with respect to the transactions contemplated by this Agreement, the businesses of Medtronic and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice. Since April 25, 2014, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(k)	Investigations; Litigation. As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Medtronic, threatened) by any Relevant Authority with respect to Medtronic or any of Medtronic’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Medtronic, threatened) against Medtronic or any of Medtronic’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of subclause (i) or (ii), have had or would reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(l)

Information Supplied. The information relating to Medtronic, its Subsidiaries and the Medtronic Merger Parties to be contained in the Joint Proxy Statement and the Form S-4 and any other documents filed or furnished with or to the High Court, the SEC or pursuant to the Act and the Takeover Rules in each case in connection with the Acquisition will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to Medtronic Shareholders and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Medtronic Shareholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and the Form S-4 (other than the portions thereof relating solely to the Court Meeting or the EGM) and any related documents will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document and any related documents for which the Medtronic Directors are responsible under the Takeover Rules and any related filings for which the Medtronic Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.2(l), no representation or warranty is made by Medtronic with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Medtronic.

(m)	Regulatory Matters.

(i)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect, (i) each of Medtronic and the Medtronic Subsidiaries holds all Medtronic Permits and Clearances, including (x) all authorizations under the FDCA (including Section 510(k) thereof), the regulations of the FDA promulgated thereunder and the MDD, and (y) authorizations of any applicable Relevant Authority that are concerned with the quality, identity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of the Medtronic Products (any such Relevant Authority, a “Medtronic Regulatory Agency”) necessary for the lawful operation of the businesses of Medtronic or any of the Medtronic Subsidiaries in each jurisdiction in which such person operates (the “Medtronic Regulatory Permits”); (ii) all such Medtronic Regulatory Permits are valid and in full force and effect; and (iii) Medtronic is in compliance with the terms of all Medtronic Regulatory Permits. All Medtronic Regulatory Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(ii)

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect, the businesses of each of Medtronic and the Medtronic Subsidiaries are being conducted in compliance with, and such persons have appropriate internal controls that are reasonably designed to ensure compliance with, all applicable Laws, including (t) the FDCA (including all applicable registration and listing requirements set forth in Section 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807); (u) federal Medicare and Medicaid statutes; (v) any comparable foreign Laws for any of the foregoing (including the MDD); (w) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. § 1395nn), False Claims Act (42 U.S.C. § 1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et. seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local Laws); (x) state or provincial licensing, disclosure and reporting requirements; (y) Laws with respect to the protection of personally identifiable information collected or maintained by or on behalf of Covidien or Covidien’s Subsidiaries; and (z) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Medtronic Healthcare Laws”). Since December 31, 2011, neither Medtronic nor any of the Medtronic Subsidiaries has received any written notification or communication from any Medtronic Regulatory Agency, including without limitation the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services or any other “notified body” or “competent authority” or corresponding Relevant Authority in any jurisdiction, of noncompliance by, or liability of Medtronic or the Medtronic Subsidiaries under, any Medtronic Healthcare Laws, except where such noncompliance or liability has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(iii)	Medtronic and the Medtronic Subsidiaries are not party to any corporate integrity agreements, deferred prosecution agreement, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Medtronic Regulatory Agency and, to Medtronic’s knowledge, no such action is currently contemplated, proposed or pending.

(iv)	All pre-clinical and clinical investigations conducted or sponsored by each of Medtronic and the Medtronic Subsidiaries are being conducted in compliance with all applicable Laws administered or issued by the applicable Covidien Regulatory Agencies, including without limitation (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (iii) any comparable foreign Laws for any of the foregoing or other Laws regulating the conduct of pre-clinical and clinical investigations and (iv) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Medtronic Material Adverse Effect.

(v)	Since December 31, 2011, neither Medtronic nor any of the Medtronic Subsidiaries has received any written notice from the FDA (including any inspection reports on Form 483) or any foreign agency with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices which would reasonably be expected to lead to the denial, suspension or revocation of any application or grant for marketing approval with respect to any material Medtronic Product currently pending before or previously approved or cleared by the FDA or such other Medtronic Regulatory Agency.

(vi)	Since December 31, 2011, all reports, documents, claims, permits, notices and MDRs required to be filed, maintained or furnished to the FDA or any other Medtronic Regulatory Agency by Medtronic and the Medtronic Subsidiaries have been so filed, maintained or furnished in a timely manner, except where failure to file, maintain or furnish such reports, documents, claims, permits, notices or MDRs has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither Medtronic nor any of the Medtronic Subsidiaries, nor, to the knowledge of Medtronic, any officer, employee, agent or distributor of Medtronic or any of the Medtronic Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Medtronic Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Medtronic Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Medtronic or any of the Medtronic Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Medtronic Regulatory Agency to invoke any similar policy. Neither Medtronic nor any of the Medtronic Subsidiaries, nor, to the knowledge of Medtronic, any officer, employee, agent or distributor of Medtronic or any of the Medtronic Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Medtronic nor any of the Medtronic Subsidiaries, nor, to the knowledge of Medtronic, any officer, employee, agent or distributor of Medtronic or any of the Medtronic Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(vii)

As to each Medtronic Product or Medtronic Product candidate subject to the FDCA, the regulations of the FDA promulgated thereunder or similar Law in any foreign jurisdiction (including the MDD) that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Medtronic or any of the Medtronic Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect, each such Medtronic Product or Medtronic Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labelling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the knowledge of Medtronic, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Medtronic Product or Medtronic Product candidate by Medtronic or any of the Medtronic Subsidiaries of any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(viii)	Since December 31, 2011, each of Medtronic and the Medtronic Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued any “Class I” recall or any material field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Medtronic Product or is currently considering initiating, conducting or issuing any “Class I” recall of any Medtronic Product. To the knowledge of Medtronic, there are no facts which are reasonably likely to cause, and Medtronic has not received since December 31, 2011 any written notice from the FDA or any other Medtronic Regulatory Agency regarding (i) the recall, market withdrawal or replacement of any Medtronic Product sold or intended to be sold by Medtronic or the Medtronic Subsidiaries, (ii) a change in the marketing classification or a material change in the labelling of any such Medtronic Products, (iii) a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such Medtronic Products, or (iv) a negative change in reimbursement status of a Medtronic Product, that in each case, has had or would reasonably be expected to have a material impact on the business of Medtronic and its Subsidiaries.

(n)	Tax Matters.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect:

(i)	all Tax Returns that are required to be filed by or with respect to Medtronic or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete;

(ii)	Medtronic and its Subsidiaries, within the time and manner prescribed by applicable Law, have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with U.S. GAAP on the financial statements of Medtronic and its Subsidiaries;

(iii)	all Taxes due and payable by Medtronic or any of its Subsidiaries have been adequately provided for, in accordance with U.S. GAAP, in the financial statements of Medtronic and its Subsidiaries for all periods ending on or before the date of such financial statements;

(iv)	during the last three years, no claim has been made in writing by a Tax Authority in a jurisdiction where any of Medtronic or its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction;

(v)	none of Medtronic or any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in section 6707A(c)(2) of the Code and Treasury Regulation section 1.6011-4(b), or any similar provision of state, local or non-U.S. law;

(vi)	neither Medtronic nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(vii)	none of Medtronic or any of its Subsidiaries will be required to include a material item of income (or exclude a material item of deduction) in any taxable period beginning after the Effective Time as a result of any installment sale or open transaction disposition made on or prior to the Completion Date; and

(viii)	there are no liens for Taxes upon any property or assets of Medtronic or any of its Subsidiaries, except for Medtronic Permitted Liens.

(o)	Labour Matters.

(i)	No member of the Medtronic Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Medtronic Group is subject to a labour dispute, strike or work stoppage, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect. To the knowledge of Medtronic, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Medtronic Group, except for those the formation of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(ii)	The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Medtronic Group, except for where the failure to obtain any such consent or make any such advance notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(p)	Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect, either Medtronic or a Subsidiary of Medtronic owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. With respect to Intellectual Property owned by Medtronic or Medtronic’s Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect, Medtronic or Medtronic’s Subsidiaries has good and valid title thereto, free and clear of all Liens and Medtronic or Medtronic’s Subsidiaries is or are the sole and exclusive owner thereof. There are no pending or, to the knowledge of Medtronic, threatened claims against Medtronic or its Subsidiaries by any person alleging infringement, misappropriation or other violation by Medtronic or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that have had or would reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect, to the knowledge of Medtronic, the conduct of the businesses of Medtronic and its Subsidiaries does not infringe upon, misappropriate or otherwise violate any Intellectual Property rights or any other similar proprietary right of any person. As of the date hereof, neither Medtronic nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement has had or would reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(q)	Real Property.

(i)

With respect to the real property owned by Medtronic or any Subsidiary (such property collectively, the “Medtronic Owned Real Property”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect, either Medtronic or a Subsidiary of Medtronic has good and valid title to such Medtronic Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on Medtronic’s consolidated balance sheet (or the notes thereto) as of April 25, 2014 included in the Draft Medtronic 2014 10-K or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since April 25, 2014 or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of subclauses (A) through (E), a “Medtronic Permitted Lien”). As of the date hereof, neither Medtronic nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Medtronic there is no threatened, condemnation proceeding with respect to any Medtronic Owned Real Property, except proceedings which have not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(ii)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect, (A) each material lease, sublease and other agreement under which Medtronic or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Medtronic and its Subsidiaries are conducted (the “Medtronic Leased Real Property”), is valid, binding and in full force and effect and (B) no uncured default of a material nature on the part of Medtronic or, if applicable, its Subsidiary or, to the knowledge of Medtronic, the landlord thereunder exists with respect to any Medtronic Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect, Medtronic and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Medtronic Leased Real Property, free and clear of all Liens, except for Medtronic Permitted Liens. As of the date hereof, neither Medtronic nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Medtronic, there is no threatened, condemnation proceeding with respect to any Medtronic Leased Real Property, except any such proceeding which has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(r)	Opinion of Financial Advisor. The Medtronic Board has received an opinion from Perella Weinberg Partners LP, dated the date of this Agreement, to the effect that, as of such date and subject to the various assumptions and limitations set forth in such opinion, the Merger Consideration (taking into account the Acquisition) is fair, from a financial point of view, to the Medtronic Shareholders (other than Medtronic and its Subsidiaries).

(s)	Required Vote of Medtronic Shareholders. The Medtronic Shareholder Approval is the only vote of holders of securities of Medtronic which is required to consummate the transactions contemplated hereby (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Medtronic Distributable Reserves Resolution by the Medtronic Shareholders).

(t)	Material Contracts.

(i)	Except for this Agreement or any contracts filed as exhibits to the Medtronic SEC Documents, as of the date hereof, neither Medtronic nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all such “material contracts” of Medtronic and its Subsidiaries, other than Medtronic Benefit Plans, being referred to herein as “Medtronic Material Contracts”).

(ii)	Neither Medtronic nor any Subsidiary of Medtronic is in breach of or default under the terms of any Medtronic Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect. To the knowledge of Medtronic, as of the date hereof, no other party to any Medtronic Material Contract is in breach of or default under the terms of any Medtronic Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect, each Medtronic Material Contract (except those which may be cancelled, rescinded, terminated or not renewed after the date hereof in accordance with their terms) is a valid and binding obligation of Medtronic or the Subsidiary of Medtronic which is party thereto and, to the knowledge of Medtronic, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(u)

Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect, (i) all current, material insurance policies and contracts (or replacements thereof) of Medtronic and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Medtronic nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a Medtronic Material Adverse Effect.

(v)	Finders or Brokers. Except for Perella Weinberg Partners LP, neither Medtronic nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition or the Merger.

(w)	Financing. At the Effective Time, Medtronic, Holdco and IrSub will have sufficient cash, available lines of credit or other sources of immediately available and cleared funds to enable Holdco to make all required payments payable in connection with the transactions contemplated under this Agreement, including the payment of expenses and fees.

(x)	FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, have not had and would not reasonably be expected to result in material liability to Medtronic or any of its Subsidiaries:

(i)	neither Medtronic nor any Medtronic Subsidiary, nor any director, manager or employee of Medtronic or any Medtronic Subsidiary has in the last five years, in connection with the business of Medtronic or any Medtronic Subsidiary, itself or, to Medtronic’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Medtronic or any Medtronic Subsidiary, taken any action in violation of the FCPA, since July 1, 2011 only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(ii)	neither Medtronic nor any Medtronic Subsidiary, nor any director, manager or employee of Medtronic or any Medtronic Subsidiary, are, or in the past five years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Relevant Authority, involving Medtronic or any Medtronic Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA and, since July 1, 2011 only, the Bribery Act;

(iii)	Medtronic and every Medtronic Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Medtronic and every Medtronic Subsidiary as required by the FCPA in all material respects;

(iv)	Medtronic and every Medtronic Subsidiary has instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(v)	no officer, director, or employee of Medtronic or any Medtronic Subsidiary is a Government Official.

(y)	Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Medtronic Articles of Incorporation is, or at the Merger Effective Time will be, applicable to Covidien, Holdco, any of their respective Subsidiaries or the Merger.

(z)	No Other Representations. Except for the representations and warranties contained in this Clause 6.2 or in any certificates delivered by Medtronic in connection with the Completion pursuant to Condition 5(c), Covidien acknowledges that neither Medtronic nor any Representative of Medtronic makes any other express or implied representation or warranty with respect to Medtronic or with respect to any other information provided or made available to Covidien in connection with the transactions contemplated hereby, including any information, documents, projections, forecasts or other material made available to Covidien or to Covidien’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

7.	ADDITIONAL AGREEMENTS

7.1	Investigation

(a)

Each of Covidien and Medtronic shall afford the other Party and such other Party’s Representatives (at the other Party’s sole expense) reasonable access during normal business hours, throughout the period from the release of the Rule 2.5 Announcement until the earlier of Completion and the date, if any, on which the Agreement is terminated pursuant to Clause 9, to its and its Subsidiaries’ (i) properties, employees, contracts, commitments, books and records, financial and operating data or any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and (ii) reasonably current information about on-going Actions described in the Covidien SEC Documents or the Medtronic SEC Documents (as applicable), in each case, for purposes of due diligence or integration planning and/or effecting the Acquisition or the Merger; provided, that no investigation prior to, on or after the date of this Agreement, including by way of any access granted pursuant to this Clause 7.1(a), shall affect or be deemed to modify, diminish or obviate any of the representations, warranties or covenants made by any of the Parties in this Agreement or the Expenses Reimbursement Agreement. Notwithstanding the foregoing, neither Covidien nor

Medtronic shall be required to afford such access if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries, would cause a loss of the protections of the attorney client privilege, work-product doctrine or other similar privilege to such Party or any of its Subsidiaries or would constitute a violation of any applicable Law (provided that the withholding Party shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such violation or loss of privilege). If any material is withheld by a Party pursuant to the preceding sentence, such Party shall (subject to the preceding sentence) inform the other Party as to the general nature of what is being withheld.

(b)	Throughout the period from the release of the Rule 2.5 Announcement until the earlier of Completion and the date, if any, on which the Agreement is terminated pursuant to Clause 9, Covidien shall promptly provide Medtronic with a copy of any material written correspondence to or from the FDA or any other Covidien Regulatory Agency regarding (i) the recall, market withdrawal or replacement of any material Covidien Product sold or intended to be sold by Covidien or the Covidien Subsidiaries, (ii) a change in the marketing classification or a material change in the labelling of any such material Covidien Products, (iii) a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such material Covidien Products, or (iv) a non-coverage determination by the Centers for Medicare and Medicaid Services with respect to a material Covidien Product.

(c)	Throughout the period from the release of the Rule 2.5 Announcement until the earlier of Completion and the date, if any, on which the Agreement is terminated pursuant to Clause 9, Medtronic shall promptly provide Covidien with a copy of any material written correspondence to or from the FDA or any other Medtronic Regulatory Agency regarding (i) the recall, market withdrawal or replacement of any material Medtronic Product sold or intended to be sold by Medtronic or the Medtronic Subsidiaries, (ii) a change in the marketing classification or a material change in the labelling of any such material Medtronic Products, (iii) a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such material Medtronic Products, or (iv) a non-coverage determination by the Centers for Medicare and Medicaid Services with respect to a material Medtronic Product.

(d)	The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

7.2	Consents and Regulatory Approvals

(a)	The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by applicable Law.

(b)	Subject to the terms and conditions hereof, including Clause 7.2(g), the Parties each agree to use their respective reasonable best efforts to achieve satisfaction of the Conditions as promptly as reasonably practicable following the publication of the Scheme Document and in any event no later than the End Date.

(c)	Subject to the terms and conditions hereof, including Clause 7.2(g), Covidien, Medtronic and each Medtronic Merger Party shall use its reasonable best efforts to:

(i)	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including the Acquisition and the Merger) as promptly as practicable;

(ii)	as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the transactions contemplated by this Agreement (including the Acquisition and the Merger), including (A) under the HSR Act no later than 15 Business Days after the date hereof (or later if mutually agreed in writing by the Parties), (B) under any other applicable Antitrust Laws or foreign investment Laws, (C) under the Takeover Rules and the Act or (D) as required by the High Court;

(iii)	keep the other Parties reasonably informed of all written or material oral communications to or from third parties (including any Relevant Authority) with respect to the Clearances;

(iv)	in the event that any litigation or other administrative or judicial action is commenced challenging any of the transactions contemplated by this Agreement, and such litigation, action or proceeding seeks to prevent, impede or delay the consummation of the Acquisition or the Merger, cooperate with each other and contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that may result from such litigation, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; and

(v)

as promptly as reasonably practicable, take all actions necessary, proper and advisable to obtain from, make with or provide to any third party (including any Relevant Authority) any Clearances (other than Clearances under any Antitrust Laws, which shall be governed by Clause 7.2(d)) required to be obtained, made or provided by Covidien or Medtronic or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Acquisition and the Merger); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Covidien or Medtronic or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any material fee, penalty or other consideration to any third party for any Clearance required in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition and the Merger) under any contract or agreement, other than customary filing or application fees in connection with required regulatory approvals.

(d)	Subject to the terms and conditions hereof, including Clause 7.2(g), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any Clearances required in connection with the consummation of the transactions contemplated hereby (including the Acquisition and the Merger) under the HSR Act and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation, competition, antitrust or restraint of trade (collectively, “Antitrust Laws”). Each Party shall provide as promptly as practicable such information and documentary material as may be requested by a Relevant Authority following any such filing or notification, and negotiate with any Relevant Authority in relation to any undertakings, orders, agreements or commitments which any such Relevant Authority requires to facilitate the consummation of the transactions contemplated by this Agreement (including the Acquisition and the Merger). The Parties agree that Medtronic shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that Covidien is not constrained from complying with applicable Law), provided, further, that the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(e)

Subject to the provisos in Clause 7.2(d) and to the fullest extent permissible under applicable Law, Medtronic and Covidien shall (i) promptly advise each other of (and Medtronic or Covidien shall so advise with respect to written or material oral communications received by any Subsidiary of Medtronic or Covidien, as the case may be) any written or material oral communication to or from any Relevant Authority in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition or the Merger); (ii) not participate in any meeting or discussion with any Relevant Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Relevant Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of

Covidien or Medtronic or their respective Affiliates, (y) as necessary to comply with contractual arrangements or address reasonable privilege or confidentiality concerns (provided that the redacting Party shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such privilege concerns) and (z) to prevent the exchange of confidential information as required by applicable Law. With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.2(e), such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Clause 7.2(e) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(f)	In the event that the latest date on which the High Court and/or the Panel would permit Completion to occur is prior to the End Date, the Parties shall use their respective reasonable best efforts to obtain consent of the High Court and/or the Panel, as applicable, to an extension of such latest date (but not beyond the End Date). If Rule 12(b)(i) of the Takeover Rules may reasonably be expected to cause the Scheme to lapse, the Parties shall use their respective reasonable best efforts to obtain consent of the Panel to avoid lapsing of the Scheme pursuant to Rule 12(b)(i) of the Takeover Rules. If (i) the High Court and/or the Panel require the lapsing of the Scheme prior to the End Date, (ii) the Scheme lapses pursuant to Rule 12(b)(i) of the Takeover Rules, (iii) Condition 1 fails to be satisfied or (iv) the Scheme lapses pursuant to paragraph 7 of Annex III to the Rule 2.5 Announcement as a result of the Scheme failing to have become effective on or prior to the End Date, the Parties shall (unless and until this Agreement is terminated pursuant to Clause 9) take all reasonable actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in subclause (i), (ii), (iii) or (iv) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

(g)

In furtherance and not in limitation of the other covenants contained in this Clause 7.2, and to resolve the objections, if any, that a Relevant Authority may assert under any Antitrust Law with respect to the Acquisition or the Merger, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Relevant Authority with respect to the Acquisition or the Merger so as to enable the Completion to occur as promptly as practicable and in any event no later than the End Date, Medtronic and Covidien agree to propose, negotiate, commit to and effect, by consent decree or otherwise, the sale, divestiture, license, or disposition of any businesses, assets, equity interests, product lines or properties of Medtronic or Covidien (or any of their respective

Subsidiaries) or any equity interest in any joint venture held by Medtronic or Covidien (or any of their respective Subsidiaries), including by proposing, negotiating, committing to, and effecting, any ancillary agreements or arrangements reasonably necessary to effectuate such sale, divestiture, license, or disposition (including, but not limited to, any temporary, pre-divestiture hold separate order) (each, a “Divestiture Action”) as may be required in order to obtain all Clearances required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the Acquisition or the Merger under any Antitrust Law, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Acquisition or the Merger or delay Completion beyond the End Date. To assist Medtronic in complying with its obligations set forth in this Clause 7.2, Covidien shall, and shall cause its Subsidiaries to, enter into one or more agreements requested by Medtronic to be entered into by any of them prior to the Completion with respect to any transaction to divest any of the businesses, assets, equity interests, product lines or properties of Covidien or any of its Subsidiaries or any equity interest in any joint venture held by Covidien or any of its Subsidiaries; provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Completion. Notwithstanding anything in this Agreement to the contrary, nothing in this Clause 7.2 shall require, or be deemed to require, Medtronic or Covidien (or any of their respective Subsidiaries), or permit, or be deemed to permit, Covidien (or any of its Subsidiaries), without the prior written consent of Medtronic, to (i) take any action, agree to take any action, or consent to the taking of any action (including with respect to selling, holding separate, or otherwise disposing of, any business or assets or conducting its or its Subsidiaries’ or, following consummation of the Acquisition and the Merger, Holdco’s, business, in any specified manner), if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, operations or financial condition of Holdco and its Subsidiaries (including Medtronic, Covidien and their respective Subsidiaries), taken as a whole (following consummation of the Acquisition and the Merger) or (ii) take any action, agree to take any action, or consent to the taking of any action, other than a Divestiture Action, where such action would limit Medtronic’s or Covidien’s freedom of action or the conduct of any business, asset, product line or property of Medtronic or Covidien (or one or more of their respective Subsidiaries) or any joint venture in which Medtronic or Covidien (or one or more of their respective Subsidiaries) holds an equity interest.

(h)	In no event shall Covidien or Medtronic be required to pay any material fee, penalty or other consideration in connection with obtaining any Clearance under any applicable Antitrust Law, other than customary filing or application fees in connection with any such Clearance.

7.3	Directors’ and Officers’ Indemnification and Insurance

(a)	Holdco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Covidien or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Covidien or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Holdco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Covidien and its Subsidiaries or in any agreement to which Covidien or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of Covidien or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(a) in respect thereof shall continue until disposition thereof.

(b)

Holdco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Medtronic or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Medtronic or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, Holdco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Medtronic and its Subsidiaries or in any agreement to which Medtronic or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Merger Effective Time were directors, officers or employees of Medtronic or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Merger Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(b) in respect thereof shall continue until disposition thereof.

(c)	At and after the Effective Time, Covidien shall (and Holdco shall cause Covidien to), to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Covidien or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Covidien or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Covidien Indemnified Party” and, collectively, the “Covidien Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Covidien Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Covidien or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Covidien or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement).

(d)

At and after the Merger Effective Time, Medtronic shall (and Holdco shall cause Medtronic to), to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Medtronic or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Medtronic or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Medtronic Indemnified Party” and, collectively, the “Medtronic Indemnified Parties” and, collectively with the Covidien Indemnified Parties, the “Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Medtronic Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Merger Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Medtronic or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Medtronic or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement).

(e)	For a period of six years from the Effective Time, Holdco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time maintained by Covidien and its Subsidiaries with respect to matters arising on or before the Effective Time (provided that Holdco may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Covidien may purchase at its option prior to the Effective Time, and, in such case, Holdco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Covidien) under Covidien’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Covidien’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Effective Time, is from a carrier with comparable credit ratings to Covidien’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Covidien’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Effective Time, Holdco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Covidien prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(f)

For a period of six years from the Merger Effective Time, Holdco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Merger Effective Time maintained by Medtronic and its Subsidiaries with respect to matters arising on or before the Merger Effective Time (provided that Holdco may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Medtronic may purchase at its option prior to the Merger Effective Time, and, in such case, Holdco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Medtronic) under Medtronic’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Medtronic’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Merger Effective Time, is from a carrier with comparable credit ratings to Medtronic’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Medtronic’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Merger Effective Time, Holdco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Medtronic prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(g)	The rights of each Indemnified Party under this Clause 7.3 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organisational Documents of Covidien or any of its Subsidiaries or the Organisational Documents of Medtronic or any of its Subsidiaries, as applicable, any agreement, any insurance policy, the Act (or any other applicable Law) or otherwise. The provisions of this Clause 7.3 shall survive the consummation of the Acquisition and the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Clause 7.3 and shall be entitled to enforce the covenants contained in this Clause 7.3). Holdco shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Clause 7.3.

(h)	In the event Holdco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys more than 50% of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco assume the obligations set forth in this Clause 7.3.

7.4	Employment and Benefit Matters

(a)	For a period of one year following the Effective Time, Holdco shall provide, or shall cause to be provided, to each Covidien Employee (i) base compensation that is no less favourable to such Covidien Employee than the base compensation provided to such Covidien Employee immediately prior to the Effective Time; (ii) an annual cash bonus opportunity (performance metrics and target bonus as a percentage of base compensation) that is no less favorable than such Covidien Employee’s annual cash bonus opportunity (performance metrics and target bonus as a percentage of base compensation) in effect immediately prior to the Effective Time; and (iii) other compensation opportunities and benefits that are substantially comparable, in the aggregate to those provided to such Covidien Employee immediately prior to the Effective Time. Further, and notwithstanding any other provision of this Agreement to the contrary, Holdco shall or shall cause its applicable Subsidiary to, assume, honor and fulfill all Covidien Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended as permitted pursuant to the terms of such Covidien Benefit Plans or as permitted pursuant to Clause 5.1(b)(iii) of this Agreement.

(b)	For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Holdco and Medtronic providing benefits to any Covidien Employees after the Effective Time (the “New Plans”), each Covidien Employee shall be credited with his or her years of service with the Covidien Group and its predecessors before the Effective Time, to the same extent as such Covidien Employee was entitled, before the Effective Time, to credit for such service under any similar Covidien Benefit Plan in which such Covidien Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to any benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Covidien Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Covidien Benefit Plan in which such Covidien Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Covidien Employee, Holdco shall use its commercially reasonable efforts to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)	Holdco and Medtronic hereby acknowledge that a “change of control” (or similar phrase) within the meaning of any Covidien Benefit Plan will occur at or prior to the Effective Time, as applicable.

(d)	Medtronic and Covidien agree to the additional matters set forth in Clause 7.4(d) of the Covidien Disclosure Schedule.

(e)	Medtronic and Covidien shall cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Covidien or any Subsidiary of Covidien in accordance with all applicable Laws and works council or other bargaining agreements, if any.

(f)	Nothing in this Agreement shall confer upon any Covidien Employee any right to continue in the employ or service of Holdco or Medtronic or any Affiliate of Medtronic, or shall interfere with or restrict in any way the rights of Holdco or Medtronic or any affiliate of Medtronic, which rights are hereby expressly reserved, to discharge or terminate the services of any Covidien Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Clause 7.4 shall (x) be deemed or construed to be an amendment or other modification of any Covidien Benefit Plan or employee benefit plan of Holdco or Medtronic, or (y) create any third party rights in any current or former service provider or employee of Holdco, Medtronic, Covidien or any of their respective affiliates (or any beneficiaries or dependents thereof).

7.5	Tax Matters

For U.S. Federal income tax purposes, the Parties agree to treat the Merger and the Scheme as taxable transactions under Section 1001 of the Code. Holdco may, in its sole discretion, cause a timely and irrevocable election under Section 338(g) of the Code (and any corresponding provisions of state or local Tax law) to be made with respect to Covidien and any or all of its Subsidiaries.

7.6	Stock Exchange Listing

Holdco and Medtronic shall use their respective reasonable best efforts to cause (i) the Holdco Shares to be delivered pursuant to the Merger and (ii) all of the Share Consideration to be issued in the Acquisition to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the Effective Date.

7.7	Holdco Board of Directors

Medtronic and the Medtronic Board and Holdco and the Holdco Board shall take all actions necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Holdco Board immediately prior to the Effective Time) so that, as of the Effective Time, the number of directors that comprise the full Holdco Board shall be no more than 13, and such board of directors shall upon the Effective Time consist of (i) no more than eleven individuals of the Medtronic Board as of immediately prior to the Effective Time and (ii) two individuals who shall be members of the Covidien Board as of the date of this Agreement, to be selected by the Nominating and Corporate Governance Committee of the Medtronic Board pursuant to the director nomination process set forth in Medtronic’s 2014 proxy statement on Schedule 14A to be filed with the SEC in consultation with Covidien. In the event that, prior to the Effective Time, any designee of Covidien to the Holdco Board is unable to serve on such board of directors, a replacement shall be similarly selected by the Nominating and Corporate Governance Committee of the Medtronic Board from the existing members of the Covidien Board as of the date hereof in consultation with Covidien.

7.8	Financing

(a)	From and after the date hereof, in a timely manner so as not to delay the Completion, the Medtronic Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate, no later than the date the Completion is required to occur pursuant to this Agreement, the Financing. The Medtronic Parties shall keep Covidien informed on a reasonably current basis of the status of their efforts to arrange the Financing, including providing copies of all executed credit agreements and indentures; provided that in no event will the Medtronic Parties be under any obligation to disclose any information that is subject to attorney-client or similar privilege (provided that the Medtronic Parties shall use their respective commercially reasonable efforts to cause any such information to be disclosed in a manner that would not result in the loss of any such privilege).

(b)	Notwithstanding anything contained in this Agreement to the contrary, the Medtronic Parties expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Completion, are not conditioned in any manner upon the Medtronic Parties obtaining the Financing or any other financing.

7.9	Rule 16b-3 Actions

Prior to the Effective Time, Holdco, Covidien and Medtronic shall take all such steps as may be required to cause (a) any disposition of Covidien Shares or Medtronic Shares (including derivative securities with respect to Covidien Shares or Medtronic Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Covidien or Medtronic immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Holdco Shares, Medtronic Shares or Covidien Shares (including derivative securities with respect to Holdco Shares, Medtronic Shares or Covidien Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.10	Financing Cooperation

(a)

Until the Completion, Covidien shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall cause its and their respective officers, employees and advisors and other Representatives, including legal and accounting advisors, of Covidien and its Subsidiaries to use their reasonable best efforts, to provide to Medtronic and its Subsidiaries such assistance as may be reasonably requested by Medtronic that is customary in connection with the arranging, obtaining and syndication of the Financing, including using reasonable best efforts with respect to: (i) participating in and assisting with the syndication or other marketing of the Financing, including, but not limited to, (A) the direct participation by the senior management of Covidien in meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies, (B) assisting with the preparation of materials for registration statements, offering documents, private placement memoranda, bank information memoranda, prospectuses (collectively, “Marketing Material”) and due diligence sessions related thereto and (C) the delivery of customary authorization letters, confirmations, and undertakings in connection with the Marketing Material; (ii) timely furnishing Medtronic and its Financing Sources with financial and other information (collectively, the “Financing Information”) with respect to business, operations, financial condition, projections and prospects regarding Covidien and its Subsidiaries as may be reasonably requested by Medtronic or its Financing Sources and are customary to assist in preparation of Marketing Material, including all financial statements and financial and other data in respect of Covidien and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act if the Financing were registered on Form S-1 under the Securities Act, including audits thereof to the extent so required (which audits shall be unqualified); (iii) providing to legal counsel and its independent auditors such documents and other information relating to Covidien and its Subsidiaries as may be reasonably required to enable the delivery of any customary negative assurance opinion and customary comfort letters relating to the Financing; (iv) causing its independent auditors to cooperate with the Financing and using reasonable efforts to obtain the consents of its independent auditors for use of their reports on the audited financial statements of Covidien and to references to such independent auditors as experts in any Marketing Material and registration statements and related government filings filed or used in connection with the Financing; (v) obtaining Covidien’s independent auditors’ customary comfort letters and assistance with the due diligence activities of the Financing Sources; (vi) ensuring that the Financing benefits from the existing lender relationships of Covidien and its Subsidiaries; (vii) executing and delivering the definitive documentation in connection with the Financing to which any member of the Covidien Group is a party; (viii) taking such actions that are reasonably requested by Medtronic or its Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Financing; (ix) providing documents reasonably requested by Medtronic or the Financing Sources relating to the repayment, refinancing or amendment of any indebtedness or other obligations of Covidien or any of its Subsidiaries to be repaid, refinanced or otherwise amended on the Completion Date and the release of related liens and/or guarantees effected thereby, including customary payoff letters and (to the extent required) evidence that notice of any such repayment has been timely delivered to the holders of such indebtedness, in each case in accordance with the terms of the definitive documents governing such indebtedness; (x) procuring consents to the reasonable use of all of Covidien’s logos in connection with the Financing; and (xi) providing such documentation and other information about Covidien and its Subsidiaries as is reasonably requested in writing by Medtronic in advance of the Completion Date in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT; provided that (A) none of Covidien nor any of its Subsidiaries shall be required to (i) pay any commitment or other fee or incur any liability (other than third-party costs and expenses that are to be promptly reimbursed by Medtronic upon request by Covidien under Clause 7.10(b)) in connection with the Financing prior to the Completion Date, or (ii) without limitation of the foregoing, execute any definitive financing documents (except customary secretary and officer certificates or similar customary certificates, which will not be effective prior to the Completion Date, and the authorization letter delivered pursuant to the foregoing clause (i)(C)) prior to the Completion Date or any other agreement, certificate, document or instrument that would be effective prior to the Completion Date, (B) the Covidien Board and officers of Covidien and the directors and officers of the Subsidiaries of Covidien shall not be required prior to the Completion Date to (i) adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained or (ii) take any corporate actions to permit the consummation of the Financing, and (C) nothing in this Clause 7.10(a) shall require cooperation to the extent that it would interfere unreasonably with the business or operations of Covidien or its Subsidiaries. Medtronic shall cause all non-public or other confidential information provided by or on behalf of Covidien or any of its Subsidiaries or Representatives pursuant to this Clause 7.10 to be kept confidential in accordance with the Confidentiality Agreement.

(b)	Medtronic shall, promptly upon request by Covidien, reimburse Covidien for all reasonable and documented third-party out-of-pocket costs and expenses (including attorneys’ fees) incurred by Covidien in connection with such cooperation and shall indemnify and hold harmless Covidien, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, expenses (including attorneys’ fees), interest, judgments and penalties suffered or incurred by them in connection with this Clause 7.10 (other than to the extent resulting from (x) information provided by Covidien or its Subsidiaries in accordance with the terms hereof to the extent such information, as provided, is inaccurate or misleading or (y) Covidien’s or its Subsidiaries’ or Representatives’ willful misconduct or gross negligence).

7.11	Creation of Distributable Reserves

(a)	Unless Medtronic and Covidien otherwise agree, (i) Medtronic shall use its reasonable best efforts to submit to the vote of the Medtronic Shareholders at the Medtronic Shareholders Meeting a resolution (the “Medtronic Distributable Reserves Resolution”) to approve the reduction of the share premium of Holdco to allow the creation of distributable reserves of Holdco (the “Holdco Distributable Reserves Creation”) and (ii) Covidien shall use its reasonable best efforts to submit to the vote of the Covidien Shareholders at the EGM a resolution to approve the reduction of share premium of Holdco to allow the Holdco Distributable Reserves Creation (the “Covidien Distributable Reserves Resolution”).

(b)	The Parties agree that none of the approval of the Medtronic Distributable Reserves Resolution, the approval of the Covidien Distributable Reserves Resolution or the implementation of the Holdco Distributable Reserves Creation shall be a condition to the Parties’ obligation to effect the Acquisition or the Merger.

(c)	Subject to approval of the Covidien Distributable Reserves Resolution by the Covidien Shareholders and the Medtronic Distributable Reserves Resolution by the Medtronic Shareholders, Medtronic and Holdco shall:

(i)	prior to Completion, procure the passing of a resolution of the shareholders of Holdco providing for the reduction of share capital of Holdco in order to allow an application to be made under section 72 of the Act to the High Court to allow for the Holdco Distributable Reserves Creation; and

(ii)	as promptly as reasonably practicable following Completion, prepare and file an application to the High Court for an order pursuant to the Act approving the Holdco Distributable Reserves Creation.

7.12	Certain Holdco Shareholder Resolutions

Prior to Completion, Medtronic and Holdco shall procure the passing of resolutions of the shareholders of Holdco providing for:

(a)	the reregistration of Holdco as a public limited company;

(b)	to the extent necessary, the acquisition of the ordinary shares of Holdco denominated in euro; and

(c)	the ability to purchase its own shares and reissue of treasury shares.

7.13	Medtronic Parties’ Obligations

Medtronic agrees that, prior to Completion, it will (i) cause each other Medtronic Party to perform its obligations under this Agreement in accordance with the terms hereof and (ii) be responsible for any liability of each Medtronic Party under this Agreement (it being agreed that Medtronic shall not be deemed in breach of clause (i), or be responsible for any liability referred to in clause (ii), in the case of a breach by Holdco caused by actions knowingly taken prior to Completion by Holdco directors who are Representatives of Covidien, which actions are known by them to be contrary to Medtronic’s instructions).

7.14	Transaction Litigation

If there is any shareholder litigation against any Party or its directors or executive officers relating to the transactions contemplated by this Agreement or the Expenses Reimbursement Agreement, such Party shall consult and cooperate with the other Parties in the defence or settlement of such shareholder litigation (other than any litigation or settlement where the interests of Covidien or any of its Affiliates are adverse to those of any Medtronic Party or any of their respective Affiliates), and each Party agrees that it will not settle or compromise any such litigation without the written consent of all Parties (such consent not to be unreasonably withheld, conditioned or delayed), provided that the foregoing obligations (a) shall be subject to any fiduciary duties of the board of directors of the Party with respect to which such litigation is brought or of any of its Affiliates and (b) shall not apply (i) in the case of such litigation with respect to Covidien, if the Covidien Board has made a Covidien Change of Recommendation, and (ii) in the case of such litigation with respect to Medtronic, if the Medtronic Board has made a Medtronic Change of Recommendation. In the event of, and to the extent of, any conflict or overlap between the provisions of this Clause 7.14 and Clause 5.1, Clause 5.2 or Clause 7.2, the provisions of this Clause 7.14 shall control.

7.15	Dividends

After the date of this Agreement, each of Covidien and Medtronic shall coordinate with the other on the payment of dividends with respect to Covidien Shares and Medtronic Shares and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Covidien Shares and Medtronic Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Covidien Shares or Medtronic Shares or any Holdco Shares that any such holder receives in connection with the Acquisition or Merger.

8.	COMPLETION OF ACQUISITION AND MERGER

8.1	Completion

(a)	Completion Date

(i)	Completion shall take place at 9:00 a.m., New York City time, on a date to be selected by Medtronic in consultation with Covidien as promptly as reasonably practicable following, but not later than the third Business Day (or such shorter period of time as remains before 5:00 p.m., New York City time, on the End Date) after, the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) with the exception of Condition 2(d) (delivery and registration of the Court Order and a copy of the minute required by Section 75 of the Act) (but subject to the satisfaction of such Condition) or at such other date and/or time as may be mutually agreed to by Medtronic and Covidien in writing, it being agreed that, if reasonably practicable, Completion shall take place on the date that Condition 2(c) is satisfied.

(ii)	Completion shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 or at such other place as may be mutually agreed to by Medtronic and Covidien in writing.

(b)	On or prior to Completion:

(i)	Covidien shall procure that a meeting of the Covidien Board (or a duly authorised committee thereof) is held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving:

(A)	the allotment and issue to Holdco and IrSub (and/or their respective nominees) in accordance with the Scheme of the number of new shares in the capital of Covidien provided for in the Scheme;

(B)	the removal of the directors of Covidien as Medtronic shall determine; and

(C)	the appointment of such persons as Medtronic may nominate as the directors of Covidien.

(ii)	Covidien and Medtronic shall procure the consummation of the steps set out on Schedule 8.1(b)(ii) in accordance therewith; provided, however, that Medtronic shall have the right to implement reasonable modifications to the steps set forth in such exhibit, subject to the prior written consent of Covidien (which consent shall not be unreasonably delayed, conditioned or withheld).

(c)	On Completion:

(i)	In respect of each Covidien Share subject to the Scheme:

(A)	Holdco and IrSub shall pay their respective portions of the Cash Consideration to the applicable Covidien Shareholders (and/or their nominees); and

(B)	Holdco shall issue 0.956 (the “Exchange Ratio”) of a Holdco Share (the “Share Consideration” and, together with the Cash Consideration and any cash in lieu of Fractional Entitlements due to a Covidien Shareholder, the “Scheme Consideration”) to the applicable Covidien Shareholders (and/or their nominees), which Share Consideration shall be duly authorised, validly issued, fully paid and non-assessable and free of Liens and pre-emptive rights; provided, however, that no fractions of Holdco Shares (the “Fractional Entitlements”) shall be issued by Holdco to the Covidien Shareholders under this Clause 8.1(c)(i)(B), and all Fractional Entitlements that would otherwise have been due to any Covidien Shareholders shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to such Covidien Shareholders in accordance with the Fractional Entitlements to which they would otherwise have been entitled;

in each case, in accordance with the terms and conditions of the Scheme; and

(ii)	Covidien shall deliver to Holdco:

(A)	a certified copy of the resolutions referred to in Clause 8.1(b)(i);

(B)	letters of resignation from the directors that are removed from Covidien in accordance with Clause 8.1(b)(i)(B) (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Covidien or the Covidien Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the removal); and

(C)	share certificates in respect of the aggregate number of shares in the capital of Covidien to be issued to Holdco and IrSub (and/or its nominees) in accordance with the Scheme.

(iii)	Covidien shall cause an office copy of the Court Order and a copy of the minute required by Section 75 of the Act to be filed with the Companies Registration Office and obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital involved in the Scheme.

(iv)	Medtronic and Holdco shall cause the Holdco Memorandum and Articles of Association to be amended and restated in their entirety in such form as the Parties, acting reasonably, mutually agree (including passing appropriate resolutions for this purpose).

(d)	Exchange of Covidien Shares

(i)	Exchange Agent. On or immediately after the Completion, Holdco and IrSub, as the case may be, shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Covidien Shareholders, (A) certificates or, at Holdco’s option, evidence of shares in book entry form representing the aggregate Share Consideration, (B) cash in an amount equal to the aggregate amount of Cash Consideration and (C) cash in an amount equal to the aggregate amount of cash in lieu of Fractional Entitlements due to the Covidien Shareholders. All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Covidien Exchange Fund”.

(ii)

Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in any event within five Business Days after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of a Covidien Share, entitled to receive the Scheme

Consideration pursuant to Clause 8.1(c)(i), a letter of transmittal and instructions for use in receiving payment of the Scheme Consideration. Each holder of record of such Covidien Shares shall be entitled to receive, within 14 days of the Effective Time: (a) the amount of cash payable in respect of the Cash Consideration that such holder has the right to receive pursuant to Clause 8.1(c)(i)(A) plus the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.1(c)(i)(B) and (b) that number of Holdco Shares into which such holder’s Covidien Shares were converted pursuant to Clause 8.1(c)(i)(B). No interest shall be paid or shall accrue for the benefit of holders of the Covidien Shares on the Scheme Consideration payable in respect of the Covidien Shares.

(iii)	Termination of Covidien Exchange Fund. Following the completion of the exchange procedures set forth in Clause 8.1(d)(iii), any portion of the Exchange Fund which has not been transferred to the holders of Covidien Shares shall be delivered to Holdco or its designee(s) promptly upon demand by Holdco, it being understood that no such delivery shall affect any legal right that a Covidien Shareholder may have to receive the Scheme Consideration.

(iv)	No Liability. None of the Medtronic Merger Parties, Medtronic or Covidien or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Scheme Consideration (or dividends or distributions with respect thereto) from the Covidien Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(v)	Withholding. Holdco, IrSub and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of a Covidien Share subject to the Scheme such amounts as Holdco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

8.2	Merger

(a)

Completion of Merger. The Merger shall be conditioned only upon the consummation and implementation of the Scheme and the Acquisition. On Completion, subject to the terms and conditions set forth herein, and in accordance with the MBCA and the MLLCA and the plan of merger set forth in this Agreement, MergerSub shall be merged with and into Medtronic at the Merger Effective Time. Following the Merger, the separate existence of

MergerSub shall cease and Medtronic shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, each outstanding share of the Surviving Corporation shall be owned by U.S. AcquisitionCo and the Surviving Corporation shall become an indirect, wholly owned subsidiary of Holdco.

(b)	Merger Effective Time. Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the MBCA and the MLLCA shall be duly executed by Medtronic and MergerSub and as soon as practicable following the Effective Time shall be filed on the Completion Date with the Secretary of State of the State of Minnesota (the “Articles of Merger”). The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota or at such later time as may be designated jointly by Medtronic and Covidien and specified in such Articles of Merger; provided that the Merger shall become effective immediately following the effectiveness of the Scheme, to the fullest extent possible (the time the Merger becomes effective being the “Merger Effective Time”).

(c)	Effects of the Merger. At and after the Merger Effective Time, the Merger will have the effects set forth in the Articles of Merger, the MBCA and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the separate existence of MergerSub shall cease and all the property, rights, privileges, powers and franchises of Medtronic and MergerSub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Medtronic and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)	Governing Documents. The Articles of Incorporation of the Surviving Corporation shall be amended as of the Merger Effective Time so as to read in their entirety substantially as set forth on Exhibit 8.2(d).

(e)	Officers and Directors. From and after the Merger Effective Time, (i) the officers of Medtronic immediately before the Merger Effective Time shall be the officers of the Surviving Corporation from and after the Merger Effective Time and (ii) the governors of MergerSub immediately before the Merger Effective Time shall be the directors of the Surviving Corporation from and after the Merger Effective Time.

(f)	Effect on Capital Stock and Membership Interests. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective equityholders:

(i)

Conversion of Medtronic Common Stock. Each Medtronic Share issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive (A) one Holdco Share from, or at the direction of, MergerSub and (B) any cash in lieu of Fractional Entitlements due to a Medtronic Shareholder in accordance with the proviso to this

Clause 8.2(f)(i) (the “Merger Consideration”); provided, however, that no Fractional Entitlements shall be due to any Medtronic Shareholders under this Clause 8.2(f)(i), and all Fractional Entitlements that would otherwise have been due to any Medtronic Shareholders shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to such Medtronic Shareholders in accordance with the Fractional Entitlements to which they would otherwise have been entitled. As a result of the Merger, at the Merger Effective Time, each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Medtronic Shares (the “Medtronic Certificates”) and each holder of record of a non-certificated outstanding Medtronic Share represented by book entry (“Medtronic Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the Medtronic Shares represented by such Medtronic Certificate or Medtronic Book Entry Share (as applicable) immediately prior to the Merger Effective Time to be delivered in accordance with Clause 8.2(g).

(ii)	MergerSub Membership Interests. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, all membership interests in MergerSub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be converted into 100 fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and all of which shall be held by U.S. AcquisitionCo.

(iii)	Cancellation of Holdco Shares. Each Holdco Subscriber Share in existence immediately prior to the Merger Effective Time shall immediately following the Effective Time be acquired by Holdco for nil consideration under the Companies (Amendment) Act 1983.

(iv)	Medtronic-Owned Shares. Each Medtronic Share held by Medtronic as treasury stock or owned by Medtronic immediately prior to the Merger Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(g)	Exchange of Certificates and Book Entry Shares.

(i)

Exchange Agent. At the Merger Effective Time, MergerSub shall deposit (or cause to be deposited) with the Exchange Agent, (A) certificates or, at Holdco’s option, evidence of shares in book entry form, representing the aggregate number of Holdco Shares that the Medtronic Shareholders have the right to receive pursuant to Clause 8.2(f)(i)(A) and (B) the aggregate amount of cash payable in lieu of any Fractional Entitlements that such Medtronic Shareholders have the right to receive pursuant to Clause 8.2(f)(i)(B). All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Medtronic Exchange Fund”.

(ii)	Exchange Procedures. As soon as reasonably practicable after the Merger Effective Time, and in any event within five Business Days after the Merger Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of a Medtronic Certificate and to each holder of record of a Medtronic Book Entry Share, which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Clause 8.2(f)(i), (A) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Medtronic Certificates shall pass, only upon delivery of the Medtronic Certificates to the Exchange Agent or, in the case of Medtronic Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (B) instructions for use in effecting the surrender of the Medtronic Certificates and Medtronic Book Entry Shares, as applicable, in exchange for payment of the Merger Consideration therefor. Upon surrender of Medtronic Certificates or Medtronic Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Medtronic Certificates or Medtronic Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor: (1) that number of Holdco Shares into which such holder’s Medtronic Shares represented by such holder’s properly surrendered Medtronic Certificates or Medtronic Book Entry Shares (as applicable) were converted pursuant to Clause 8.2(f)(i), and the Medtronic Certificates or Medtronic Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled, and (2) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Clause 8.2(g)(viii)) equal to the sum of (x) the amount of any cash dividends or other distributions that such holder has the right to receive pursuant to Clause 8.2(g)(iv) and (y) the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.2(f)(i)(B). No interest shall be paid or shall accrue for the benefit of holders of the Medtronic Certificates or Medtronic Book Entry Shares on the Merger Consideration payable in respect of the Medtronic Certificates or Medtronic Book Entry Shares.

(iii)

Transferred Certificates; Lost, Stolen or Destroyed Certificates. If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Medtronic Certificate is registered, it shall be a condition of payment or issuance that the Medtronic Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Medtronic Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Medtronic Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Medtronic Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Medtronic Certificate the applicable Merger Consideration payable in respect of the Medtronic Shares represented by the Medtronic Certificate pursuant to this Clause 8.2.

(iv)	Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Holdco Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Medtronic Certificate or Medtronic Book Entry Shares (as applicable) with respect to the Medtronic Shares represented thereby until such Medtronic Certificate or Medtronic Book Entry Shares (as applicable) has been surrendered in accordance with this Clause 8.2. Subject to applicable Law and the provisions of this Clause 8.2, following surrender of any such Medtronic Certificate or Medtronic Book Entry Shares (as applicable), there shall be paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, in addition to the Merger Consideration, (A) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Merger Effective Time and a payment date on or prior to the date of this surrender and not previously paid, and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those Holdco Shares with a record date on or after the date of the Merger Effective Time but on or prior to the date of this surrender and with a payment date subsequent to surrender.

(v)	No Further Ownership Rights in Medtronic Shares. Until surrendered as contemplated hereby, each Medtronic Certificate or Medtronic Book Entry Share shall, after the Merger Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Clause 8.2, the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to Medtronic converted in the Merger. At the Merger Effective Time, the stock transfer books of Medtronic shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Medtronic Shares which were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Medtronic Certificates or Medtronic Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Clause 8.2.

(vi)	Termination of Medtronic Exchange Fund. Any portion of the Medtronic Exchange Fund which has not been transferred to the holders of Medtronic Certificates or Medtronic Book Entry Shares (as applicable) as of the six-month anniversary of the Merger Effective Time shall be delivered to Holdco or its designee, upon demand. Any holder of Medtronic Certificates or Medtronic Book Entry Shares (as applicable) who has not complied with this Clause 8.2 prior to the six-month anniversary of the Merger Effective Time shall thereafter look only to Holdco for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(vii)	No Liability. None of the Medtronic Merger Parties, Medtronic or Covidien or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Holdco Shares (or dividends or distributions with respect thereto) from the Medtronic Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(viii)	Withholding. MergerSub and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of Medtronic Shares immediately prior to the Merger Effective Time such amounts as MergerSub or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

8.3	Medtronic Share Awards

(a)	The Medtronic Board or the appropriate committee thereof shall take all action necessary so that:

(i)

Each option or stock appreciation right to acquire Medtronic Shares or to receive a cash payment based on the value thereof granted under any Medtronic Share Plan (a “Medtronic Share Option”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an option or stock appreciation right based on Medtronic Shares and shall be converted, at the Effective Time, into an option or stock appreciation right, on the same terms and conditions as were applicable under the Medtronic Share Option (but taking into account any changes thereto provided for in the applicable Medtronic Share Plan, in any applicable award agreement or in such option and any restrictions on replicating such terms and conditions under Irish Law), based on that number of Holdco Shares equal to the number of Medtronic Shares subject to such Medtronic Share Option immediately prior to the Effective Time, at a price per share equal to the per share exercise price specified in such Medtronic Share Option immediately prior to the Effective Time;

(ii)	Each issued and outstanding Medtronic Share subject to vesting or other lapse restrictions pursuant to the Medtronic Share Plans immediately prior to the Effective Time (a “Restricted Medtronic Share”) shall, as of the Effective Time, cease to represent a right to acquire a Medtronic Share and shall be converted into the right to receive a Holdco Share, subject to the same terms and conditions (including vesting and other lapse restrictions to the extent that they may be replicated having regard to any applicable restrictions under Irish Law) as were applicable to the Restricted Medtronic Share in respect of which it was issued; and

(iii)	Each stock-based award, other than a Medtronic Share Option or Restricted Medtronic Share (“Other Medtronic Share-Based Awards”), granted under any Medtronic Share Plan and outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an award based on Medtronic Shares and shall be converted into an award based on a number of Holdco Shares equal to the number of Medtronic Shares covered by such Other Medtronic Share-Based Award, provided that such a converted stock-based right or award shall be subject to the same terms and conditions (including the vesting terms, to the extent that they may be replicated having regard to any applicable restrictions under Irish Law) as were applicable to such Other Medtronic Share-Based Award in respect of which it was issued.

(b)	As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Medtronic Share Options, Restricted Medtronic Shares and Other Medtronic Share-Based Awards appropriate notices setting forth such holders’ rights pursuant to the Medtronic Share Plans, and the agreements evidencing the grants of such Medtronic Share Options, Restricted Medtronic Shares and Other Medtronic Share-Based Awards, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Clause 8.3 after giving effect to the Merger and the assumption by Holdco as set forth above).

(c)

Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to Medtronic Share Options, Restricted Medtronic Shares and Other Medtronic Share-Based Awards assumed by it in accordance with this Clause 8.3. If requested by Medtronic prior to the Effective Time, Holdco shall, no later than the tenth day following the Effective Date, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such Medtronic equity awards. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Holdco shall administer the Medtronic Share Plans assumed pursuant to this Clause 8.3 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Medtronic Share Plan complied with such rule prior to the Merger.

9.	TERMINATION

9.1	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time (except as otherwise provided below):

(i)	by either Covidien or Medtronic, if:

(A)	the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; or

(B)	the Medtronic Shareholders Meeting shall have been completed and the Medtronic Shareholder Approval shall not have been obtained;

(ii)	by either Covidien or Medtronic, if the Effective Time shall not have occurred by 5:00 p.m., New York City time, on the End Date, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(ii) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of the failure of the Effective Time to have occurred by such time;

(iii)	by either Covidien or Medtronic, if the High Court declines or refuses to sanction the Scheme, unless both Parties agree in writing that the decision of the High Court shall be appealed;

(iv)	by either Covidien or Medtronic, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition or the Merger and such injunction shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(iv) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of such injunction;

(v)

by Covidien, if any Medtronic Party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of Conditions 1, 2, 3 or 5, and

(2) is not reasonably capable of being cured by the End Date or, if curable, Covidien shall have given Medtronic written notice, delivered at least 30 days prior to such termination, stating Covidien’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(v) and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured within 30 days following the delivery of such written notice;

(vi)	by Medtronic, if Covidien shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of a Condition set forth in Conditions 1, 2, 3 or 4 and (2) is not reasonably capable of being cured by the End Date or, if curable, Medtronic shall have given Covidien written notice, delivered at least 30 days prior to such termination, stating Medtronic’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(vi) and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured within 30 days following the delivery of such written notice;

(vii)	by Covidien, pursuant to and in accordance with Clause 5.3(i)(i);

(viii)	by either Covidien or Medtronic, in the event of a failure of Condition 3(h); or

(ix)	by mutual written consent of Covidien and Medtronic.

(b)	Termination of this Agreement in accordance with Clause 9.1(a) shall not give rise to any liability of the Parties except as provided in the Expenses Reimbursement Agreement, in the proviso to Clause 9.1(c) or in Clause 9.2. Clause 10 (other than Clauses 10.1 and 10.11) of this Agreement shall survive, and continue in full force and effect, notwithstanding its termination.

(c)	Upon:

(i)	Medtronic becoming entitled to a Medtronic Reimbursement Payment, neither Covidien nor any of its Representatives or shareholders shall have any further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay Medtronic Reimbursement Payments pursuant to the Expenses Reimbursement Agreement), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to Medtronic, its Representatives or its shareholders; or

(ii)	Covidien becoming entitled to the Reverse Termination Payment, none of the Medtronic Parties nor any of their Representatives or shareholders shall have any further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay the Reverse Termination Payment), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to any of the Covidien Parties or their Representatives or shareholders. Notwithstanding anything to the contrary contained herein, none of the Covidien Parties or their Representatives or shareholders (other than, for the avoidance of doubt, any Medtronic Parties party to any agreements with the Financing Sources) shall have any rights or claims against any Financing Source in connection with this Agreement, the Acquisition, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any of the Covidien Parties or their Representatives or shareholders (other than, for the avoidance of doubt, any Medtronic Parties party to any agreements with the Financing Sources) in connection with this Agreement, the Acquisition, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Acquisition, the foregoing will not limit the rights of any parties under any agreements with the Financing Sources. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortuous nature (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 9.1(c)(ii) and shall be entitled to the protections of the provisions contained in this Clause 9.1(c)(ii) as if they were a party to this Agreement);

provided, however, that nothing herein shall release any Party from liability for Willful Breach, for fraud or as provided for in the Confidentiality Agreement.

(d)	For the avoidance of doubt, termination of this Agreement shall be without prejudice to the provisions of the Expenses Reimbursement Agreement.

9.2	Certain Effects of Termination

In the event of a Specified Termination, then Medtronic shall pay to Covidien $850,000,000 (the “Reverse Termination Payment”) in cleared, immediately available funds as promptly as possible (but in any event within three Business Days) thereafter.

“Specified Termination” means a termination of this Agreement pursuant to Clause 9.1(a)(i)(B), if (1) a Medtronic Change of Recommendation shall have occurred and (2) either (x) Conditions 2(a) and 2(b) shall have both been satisfied at the time of such termination or (y) Medtronic shall have effected such termination prior to the time that the Court Meeting and the EGM shall have been completed.

10.	GENERAL

10.1	Announcements

Subject to the requirements of applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC, the rules of the NYSE or any Relevant Authority (including, without limitation, the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Acquisition, the Scheme, the Merger or this Agreement. Medtronic and Covidien shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC, the rules of the NYSE or any Relevant Authority (including, without limitation, the Panel). For the avoidance of doubt, the provisions of this Clause 10.1 do not apply to (a) any announcement, document or publication in connection with a Covidien Alternative Proposal or Covidien Superior Proposal or a change in the Scheme Recommendation or any amendment to the terms of the Scheme proposed by Medtronic that would effect an increase in the Scheme Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation or (b) any announcement, document or publication in connection with a Medtronic Alternative Proposal or Medtronic Superior Proposal or a change in the Medtronic Recommendation.

10.2	Notices

(a)	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:

(i)	if to Medtronic, to:

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, MN 55432

Fax: (763) 572-5459

Attention: General Counsel

with copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Fax: (212) 225-3999

Attention: Victor I. Lewkow

Matthew P. Salerno

and

A & L Goodbody

1 North Wall Quay

International Financial Services Centre

Dublin 1, Ireland

Fax: +353 (0) 1 649 2649

Attention: Cian McCourt

(ii)	if to Covidien, to:

Covidien plc

1st Floor, 20 on Hatch

Lower Hatch Street

Dublin 2, Ireland

Fax: +353 (0) 1 438 1798

Attention: General Counsel

and

Covidien

15 Hampshire Street

Mansfield, MA 02048

Fax: (508) 261-8544

Attention: General Counsel

with copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax: (212) 403-2000

Attention: Adam O. Emmerich

Benjamin M. Roth
Victor Goldfeld

and

Arthur Cox

Earlsfort Centre

Earlsfort Terrace

Dublin 2, Ireland

Fax: +353 (0) 1 618 0618

Attention: Brian O’Gorman

Geoff Moore
Stephen Ranalow

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 10.2.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)	if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 p.m. (addressee’s local time), shall be deemed to have been served at 9:00 a.m. (addressee’s local time) on the next Business Day).

10.3	Assignment

Neither Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Party; provided that Medtronic may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, provided the prior consent in writing has been obtained from the Panel in respect of such assignment, but no such assignment shall relieve Medtronic of its obligations hereunder.

10.4	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

10.5	Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that, following approval by the Covidien Shareholders or the Medtronic Shareholders, there shall be no amendment to the provisions hereof which by applicable Law would require further approval by the Covidien Shareholders or the Medtronic Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law. Notwithstanding anything to the contrary herein, this Clause 10.5 and Clauses 9.1(c)(ii), 10.13(c) and 10.13(d) may not be amended, supplemented, waived or otherwise modified in any manner adverse to the Financing Sources without the prior written consent of the Financing Sources (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.5 and shall be entitled to the protections of the provisions contained in this Clause 10.5 as if they were a party to this Agreement).

10.6	Entire Agreement

This Agreement, together with the Confidentiality Agreement, the Expenses Reimbursement Agreement and any documents delivered by Medtronic and Covidien in connection herewith (including the Medtronic Disclosure Schedule and the Covidien Disclosure Schedule), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Medtronic and Covidien with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

10.7	Inadequacy of Damages

Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

10.8	Remedies and Waivers

No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9	Severability

(a)	If any term, provision, covenant or condition of this Agreement or the Acquisition is held by a court of competent jurisdiction or other Relevant Authority to be invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement or, as appropriate, the terms and conditions of the Acquisition, so as to effect the original intent of the parties as closely as possible in an equitable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible in accordance with applicable law. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in this Agreement (including, without limitation, Clauses 9.1(b), 9.1(c), 9.1(d) and 9.2) and the Expenses Reimbursement Agreement shall be construed as integral parts of the transactions contemplated hereby and thereby and therefore shall not be severable in any manner that increases or decreases a Party’s liability or obligations hereunder or thereunder.

(b)	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(i)	The legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)	The legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

10.10	No Partnership and No Agency

(a)	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(b)	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party to this Agreement.

10.11	Further Assurance

Without limitation to the provisions of this Agreement, the Parties will, and will procure that each member of their respective Groups will, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Acquisition or the Merger or carry out the purposes of this Agreement.

10.12	Costs and Expenses

Save for:

(a)	the Panel’s document review fees (which shall be borne and discharged 70% by Medtronic and 30% by Covidien); and

(b)	the costs of, and associated with, the filing, printing, publication and posting of the Joint Proxy Statement and the Form S-4 and any other materials required to be posted to Covidien Shareholders or Medtronic Shareholders pursuant SEC rules or the Takeover Rules, and the filing fees incurred in connection with notifications with any Relevant Authorities under any Antitrust Laws (which shall each be borne and discharged 70% by Medtronic and 30% by Covidien);

each Party shall pay its own costs and expenses of and incidental to this Agreement, the Acquisition, the Merger and all other transactions contemplated hereby, except as otherwise provided in this Agreement.

10.13	Governing Law and Jurisdiction

(a)	This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York; provided, however, that (i) the Acquisition and the Scheme and matters related thereto (including matters related to the Takeover Rules) shall, to the extent required by the Laws of Ireland, and the interpretation of the duties of directors of Covidien shall, be governed by, and construed in accordance with, the Laws of Ireland and (ii) the Merger and matters related thereto shall, to the extent required by the Laws of the State of Minnesota, and the interpretation of the duties of directors of Medtronic shall, be governed by, and construed in accordance with, the Laws of the State of Minnesota.

(b)	Each of the Parties irrevocably agrees that the state and federal courts sitting in the Borough of Manhattan, New York, New York, and any appellate courts therefrom are to have exclusive jurisdiction to settle any Action arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts and waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such Action in any such court. Any Action arising out of or in connection with this Agreement shall therefore be brought in the state and federal courts sitting in the Borough of Manhattan, New York, New York, and any appellate courts therefrom. Notwithstanding the forgoing, the Scheme and matters related to the sanction thereof shall be subject to the jurisdiction of the Irish High Court and any appellate courts therefrom.

(c)	Each of the Parties hereto acknowledges and irrevocably agrees (i) that any Action (whether at Law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, this Agreement, any of the transactions contemplated by this Agreement, the Financing or the performance of services thereunder or related thereto against any Financing Source in its capacity as such shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court therefrom and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (v) that any such Action shall be governed by, and construed in accordance with, the Laws of the State of New York (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13(c) and shall be entitled to enforce the provisions contained in this Clause 10.13(c) as if they were a party to this Agreement).

(d)

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING, OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM), INCLUDING IN ANY ACTION

AGAINST ANY FINANCING SOURCE IN ITS CAPACITY AS SUCH, INCLUDING BUT NOT LIMITED TO ANY ACTION DESCRIBED IN CLAUSE 10.13(c)(i) IN ANY SUCH COURT DESCRIBED IN CLAUSE 10.13(c)(i) (IT BEING EXPRESSLY AGREED THAT THE FINANCING SOURCES IN THEIR CAPACITIES AS SUCH SHALL BE THIRD PARTY BENEFICIARIES OF THIS CLAUSE 10.13(d) AND SHALL BE ENTITLED TO ENFORCE THE PROVISIONS CONTAINED IN THIS CLAUSE 10.13(d) AS IF THEY WERE A PARTY TO THIS AGREEMENT).

10.14	Third Party Beneficiaries

Except:

(a)	as provided in Clause 7.3;

(b)	as provided in Clause 7.10(b);

(c)	as provided in Clause 9.1(c);

(d)	as provided in Clause 10.5;

(e)	as provided in Clause 10.13(c); and

(f)	as provided in Clause 10.13(d);

this Agreement is not intended to confer upon any person other than Covidien and the Medtronic Parties any rights or remedies under or by reason of this Agreement.

10.15	Non Survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Completion or the termination of this Agreement.

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

GIVEN under the common seal

of COVIDIEN PUBLIC LIMITED COMPANY

/s/ José E. Almeida
Name: José E. Almeida Title: President and Chief Executive Officer

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

MEDTRONIC, INC. by its authorised signatory:

/s/ Omar Ishrak
Name: Omar Ishrak
Title: Chief Executive Officer

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

GIVEN under the common seal
of KALANI I LIMITED

/s/ Robert Ten Hoedt Name: Robert Ten Hoedt
Title: Director

/s/ Anthony McQuillan Name: Anthony McQuillan
Title: Director

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

GIVEN under the common seal
of MAKANI II LIMITED

/s/ Robert Ten Hoedt Name: Robert Ten Hoedt
Title: Director

/s/ Anthony McQuillan Name: Anthony McQuillan
Title: Director

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

AVIATION ACQUISITION CO, INC. by its authorised signatory:

/s/ Gary L. Ellis
Name:	Gary L. Ellis
Title:	Chief Financial Officer

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

AVIATION MERGER SUB, LLC by its authorised signatory:

/s/ Gary L. Ellis
Name: Gary L. Ellis
Title: Chief Manager

[Signature Page to Transaction Agreement]